As filed with the Securities and Exchange Commission on March 17, 2009.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HSBC Holdings plc

(Exact name of Registrant as specified in its charter)

England	98-0209906
(Jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

8 Canada Square

London E14 5HQ

England

Tel. No.: (011-44-20) 7991-8888

(Address and telephone number of Registrant’s principal executive offices)

Janet Burak

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Tel. No.: (212) 525 5000

(Name, address and telephone number of agent for service)

Please send copies of all communications to:
Ashar Qureshi, Esq.
Cleary Gottlieb Steen & Hamilton LLP
55 Basinghall Street
London EC2V 5EH
England

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered/ Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Subordinated debt securities Preference Shares, $0.01 par value (3)	Indeterminate	$0 (1)(2)

(1)     An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(2)     This Registration Statement also covers an undeterminable amount of the registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of HSBC Holdings plc.

(3)     The Preference Shares will be represented by American Depositary Shares. American Depositary Receipts evidencing American Depositary Shares issuable on deposit of Preference Shares have been registered pursuant to Registration Statement No. 333-128246.

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EXPLANATORY NOTE

The prospectus contained herein relates to both of the following:

•	the initial offering of dated debt securities, undated debt securities and dollar preference shares of HSBC Holdings plc on a continuous or delayed basis; and

•

market-making transactions that may occur on a continuous or delayed basis in the dated debt securities, undated debt securities and dollar preference shares described above, after they are initially offered and sold.

When the prospectus is delivered to an investor in the initial offering described above, the investor will be informed of that fact in the confirmation of sale. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

Prospectus

HSBC Holdings plc

Subordinated Debt Securities and Non-cumulative

Dollar-denominated Preference Shares

American Depositary Shares

_____________________________________

HSBC Holdings plc may offer the following securities for sale through this prospectus:

•	subordinated debt securities; and
•	non-cumulative dollar-denominated preference shares of $0.01 nominal value each. The dollar preference shares will be represented by American depositary shares.

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to consummate sales of debt securities or preference shares unless accompanied by a prospectus supplement.

_____________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

We may use this prospectus in the initial sale of these securities. In addition, HSBC Securities (USA) Inc. or another of our affiliates may use this prospectus in a market-making transaction in any of these securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The date of this prospectus is March 17, 2009.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This prospectus has been prepared on the basis that all offers of securities made pursuant to it will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of securities pursuant to this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

In connection with any issue of securities through this prospectus, a stabilising manager or any person acting for him may over-allot or effect transactions with a view to supporting the market price of such securities and any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilising manager or any agent of his to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

As used in this prospectus and in any prospectus supplement, the terms “HSBC Holdings” “we,” “us” and “our” refer to HSBC Holdings plc, and the terms “HSBC Group” and “HSBC” mean HSBC Holdings plc and its subsidiary undertakings. In addition, the term “IFRSs” means International Financial Reporting Standards.

In this prospectus and any prospectus supplement, all references to (i) “US dollars,” “US$,” “dollars” or “$” are to the lawful currency of the United States of America, (ii) “euro” or “€” are to the lawful currency of the member states of the European Union that have adopted or adopt the single currency in accordance with the Treaty establishing the European Community, as amended, (iii) “sterling” “pounds sterling” or “£” are to the lawful currency of the United Kingdom, (iv) “Hong Kong dollars” or “HK$” are to the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong SAR”), (v) “BRL” is to the lawful currency of the Federative Republic of Brazil, and “(vi) “CAD” is to the lawful currency of Canada.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated Group financial statements and the separate financial statements of HSBC have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), as endorsed by the European Union (“EU”). EU-endorsed IFRSs may differ from IFRSs as issued by the International Accounting Standards Board (“IASB”), if, at any point in time, new or amended IFRSs have not been endorsed by the EU. At December 31, 2008, there were no unendorsed standards effective for the year ended December 31, 2008 affecting these consolidated and separate financial statements, and there was no difference between IFRSs endorsed by the EU and IFRSs issued by the IASB in terms of their application to HSBC. Accordingly, HSBC’s financial statements for the year ended December 31, 2008 are prepared in accordance with IFRSs as issued by the IASB. We use the US dollar as our reporting currency because the US dollar and currencies linked to it form the major currency bloc in which we transact our business.

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LIMITATION ON ENFORCEMENT OF US LAWS AGAINST US, OUR MANAGEMENT AND OTHERS

We are an English public limited company. Most of our directors and executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Cleary Gottlieb Steen & Hamilton LLP, that there is doubt as to enforceability in the English courts, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the United Kingdom. The enforceability of any judgment in the United Kingdom will depend of the particular facts of the case in effect at the time.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Documents filed with the SEC are also available to the public on the SEC’s internet site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below.

•	Annual Report on Form 20-F, as amended, for the year ended December 31, 2008;
•	any future Reports on Form 6-K that indicate they are incorporated into this registration statement; and
•

any future Annual Reports on Form 20-F that we may file with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), until we sell all of the securities that may be offered through this prospectus.

You may request a copy of these documents at no cost to you by writing or telephoning us at either of the following addresses:

Group Company Secretary

HSBC Holdings plc

8 Canada Square

London

E14 5HQ England

Tel: 011 (44-20) 7991-8888

c/o HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York, 10018

Attn: Regional Compliance Officer

Tel: (212) 525-5000

We will provide to the trustee referred to under “Description of Subordinated Debt Securities” and the depositary referred to under “Description of Preference Share ADSs” our annual reports, which will include a description of operations and annual audited consolidated financial statements prepared under IFRSs as issued by the IASB. We will also furnish the trustee and the depositary with interim reports which will include unaudited interim consolidated financial information prepared under IFRSs as issued by the IASB. The trustee and the depositary, as appropriate, shall make such reports available for inspection by holders at their respective corporate trust offices.

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HSBC

HSBC is one of the largest banking and financial services organisations in the world, with a market capitalisation of US$114 billion at December 31, 2008. As at December 31, 2008, we had total assets of US$2,527 billion and total shareholders’ equity of US$93.59 billion. For the year ended December 31, 2008, our operating profit was US$7.65 billion on total operating income of US$88.57 billion. We are a strongly capitalized banking group with a total capital ratio of 11.4% and a tier 1 capital ratio of 8.3% as at December 31, 2008.

Through its subsidiaries and associates, HSBC provides a comprehensive range of banking and related financial services. Headquartered in London, HSBC operates through long-established businesses and has an international network of some 10,000 properties in 86 countries and territories in five geographical regions: Europe; Hong Kong; Rest of Asia-Pacific, including the Middle East and Africa; North America and Latin America. Within these regions, a comprehensive range of financial services is offered to personal, commercial, corporate, institutional, investment and private banking clients. Services are delivered primarily by domestic banks, typically with large retail deposit bases, and consumer finance operations. Taken together, the five largest customers of HSBC do not account for more than one per cent of HSBC’s income.

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USE OF PROCEEDS

Unless we otherwise disclose in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities to support the development of HSBC and to strengthen further the capital base of HSBC Holdings.

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CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF HSBC HOLDINGS PLC

The following table shows the consolidated unaudited capitalisation, indebtedness and share capital position of HSBC Holdings plc and its subsidiary undertakings as at 31 December 2008:

Authorised share capital (1)				US$m

Ordinary shares (of nominal value US$0.50 each)				7,500
Non-voting deferred shares (of nominal value £1.00 each)				-
Preference shares (of nominal value £0.01 each)				-
Preference shares (of nominal value US$0.01 each)				-
Preference shares (of nominal value €0.01 each)				-
Total authorised share capital				7,500

Shareholders’ capital
Allotted, called-up and fully paid share capital

Ordinary shares (of nominal value US$0.50 each)				6,053
Preference shares (of nominal value US$0.01 each) (2)				-
Total Shareholders’ capital				6,053
Other equity instruments (3)				2,133
Reserves (4)				85,405
Total Shareholders’ equity				93,591

				Carrying Amount
Group Indebtedness				US$m

Subordinated Loan Capital of HSBC Holdings plc

	€2,000	m	Callable subordinated floating rate notes 2014	2,805
US$	2,500	m	6.5% subordinated notes 2037	2,669
	€1,600	m	6.25% subordinated notes 2018	2,231
US$	2,000	m	6.5% subordinated notes 2036	2,052
US$	1,500	m	6.8% subordinated notes 2038	1,484
US$	1,400	m	5.25% subordinated notes 2012	1,455
	€1,000	m	5.375% subordinated notes 2012	1,403
	£900	m	6.375% callable subordinated notes 2022	1,330
	£750	m	7% subordinated notes 2038	1,140
US$	1,000	m	7.5% subordinated notes 2009	1,068
	£650	m	6.75% subordinated notes 2028	938
	£650	m	5.75% subordinated notes 2027	878
	€700	m	3.625% callable subordinated notes 2020	840
US$	750	m	Callable subordinated floating rate notes 2016	750
US$	750	m	Callable subordinated floating rate notes 2015	750
US$	488	m	7.625% subordinated notes 2032	609
	£250	m	9.875% subordinated bonds 2018	441
	€300	m	5.5% subordinated notes 2009	432
US$	222	m	7.35% subordinated notes 2032	269
				23,544

Undated Subordinated Loan Capital of Subsidiary Undertakings

US$	1,200	m	Primary capital undated floating rate notes	1,214
US$	750	m	Undated floating rate primary capital notes	750
US$	500	m	Undated floating rate primary capital notes	500
US$	300	m	Undated floating rate primary capital notes, Series 3	300

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Other undated subordinated liabilities less than US$200m				79

Subordinated Loan Capital of Subsidiary Undertakings

	€1,400	m	5.3687% non-cumulative step-up perpetual preferred securities *	1,532
US$	1,350	m	9.547% non-cumulative step-up perpetual preferred securities, Series 1 *	1,337
	€800	m	Callable subordinated floating rate notes 2016	1,116
	£700	m	5.844% non-cumulative step-up perpetual preferred securities	1,021
US$	1,000	m	4.625% subordinated notes 2014	1,001
US$	1,000	m	5.911% trust preferred securities 2035	992
US$	1,000	m	5.875% subordinated notes 2034	953
US$	900	m	10.176% non-cumulative step-up perpetual preferred securities, Series 2 *	900
	£600	m	4.75% subordinated notes 2046	863
	€600	m	8.03% non-cumulative step-up perpetual preferred securities *	834
	€600	m	4.25% callable subordinated notes 2016	831
	€750	m	5.13% non-cumulative step-up perpetual preferred securities *	790
US$	1,250	m	4.61% non-cumulative step-up perpetual preferred securities *	745
	£500	m	8.208% non-cumulative step-up perpetual preferred securities *	724
US$	750	m	5.625% subordinated notes 2035	715
US$	700	m	7% subordinated notes 2039	694
	£500	m	4.75% callable subordinated notes 2020	675
	£500	m	5.375% subordinated notes 2033	659
	€500	m	Callable subordinated floating rate notes 2020	567
	£350	m	Callable subordinated variable coupon notes 2017	518
US$	500	m	6.00% subordinated notes 2017	498
	£350	m	5% callable subordinated notes 2023	481
	£350	m	5.375% callable subordinated step-up notes 2030	461
US$	450	m	Callable subordinated floating rate notes 2016	449
	£300	m	6.5% subordinated notes 2023	436
US$	300	m	7.65% subordinated notes 2025	384
	£300	m	5.862% non-cumulative step-up perpetual preferred securities	333
	£225	m	6.25% subordinated notes 2041	325
US$	300	m	6.95% subordinated notes 2011	324
US$	300	m	Callable subordinated floating rate notes 2017	299
CAD	400	m	4.80% subordinated notes 2022	277
US$	250	m	7.20% subordinated notes 2097	218
BRL	500	m	Subordinated certificate of deposit 2016	215
US$	200	m	7.75% subordinated notes 2009	203
US$	200	m	7.808% capital securities 2026	200
US$	200	m	8.38% capital securities 2027	200
US$	200	m	6.625% subordinated notes 2009	198
Other subordinated liabilities less than US$200m				3,795
				29,606
				53,150
	___________

(1)

The authorised ordinary share capital of HSBC Holdings plc as at 31 December 2008 was US$7,500 million divided into 15,000 million ordinary shares of US$0.50 each, and £301,500 divided into 301,500 non-voting deferred shares of £1 each. At 31 December 2008, the authorised preference share capital of HSBC Holdings plc was 10 million non-cumulative preference shares of US$0.01 each, 10 million non-cumulative preference shares of £0.01 each and 10 million non-cumulative preference shares of €0.01 each.

(2)	The aggregate redemption price of the US$1,450 million 6.2% non-cumulative dollar preference shares is included within share premium.
(3)	HSBC Holdings plc has no convertible bonds in issue. The US$2,200 million 8.125% perpetual subordinated capital securities is the only exchangeable bond issued by HSBC Holdings plc.

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(4)	Reserves include share premium, retained earnings, available for sale reserve, cash flow hedging reserve, foreign exchange, share based payment and merger reserve.
(5)

On 14 January 2009, HSBC Holdings plc paid its third interim dividend for 2008. Ordinary shares with a value of US$380 million were issued to those existing shareholders who had elected to receive new shares at market value in lieu of cash.

(6)	Since 31 December 2008, 344,892 ordinary shares of US$0.50 each have been allotted and issued as a result of the exercise of employee share options.
(7)

The HSBC Group has prepared its consolidated financial statements in accordance with IFRSs. The HSBC Group has adopted the “Amendment to IAS39: The Fair Value Option.” As a result, US$23,717 million of the subordinated loan capital above is designated at fair value.

(8)

The £700 million 5.844% non-cumulative step-up perpetual preferred securities and the £300m 5.862% non-cumulative step-up perpetual preferred securities each have the benefit of a subordinated guarantee of HSBC Bank plc. The other non-cumulative step-up perpetual preferred securities (* above) each have the benefit of a subordinated guarantee of HSBC Holdings plc. None of the other above consolidated loan capital is secured or guaranteed. No account has been taken of liabilities or guarantees between undertakings within the HSBC Group.

(9)	Since 31 December 2008, HSBC Bank Brasil S.A. has issued a total of 402,106,000 Brazilian Reals of Subordinated Certificate of Deposits with various maturity dates in 2014 and 2015.
(10)

As at 31 December 2008, the HSBC Group had other indebtedness of US$2,374,086 million (including deposits by banks of US$130,084 million, customer accounts of US$1,115,327 million, trading liabilities of US$247,652 million, debt securities in issue of US$179,693 million, derivatives of US$487,060 million and other liabilities of US$214,270 million). US$101,281 million of the deposits by banks and US$43,899 million of the customer accounts include liabilities under repurchase agreements (repos), which are collateralised with securities.

(11)

As at 31 December 2008, contingent liabilities and contractual commitments of US$677,176 million (comprising contingent liabilities of US$73,154 million, undrawn formal standby facilities, credit lines and other commitments to lend of US$594,036 million, and other commitments of US$9,986 million).

(12)

Save as disclosed in the above notes, there has been no material change in the authorised and issued share capital of HSBC Holdings plc or the loan capital, other indebtedness, contingent liabilities or third party guarantees of the HSBC Group since 31 December 2008.

(13)	The following exchange rates as at 31 December 2008 have been used in the table above:

US$1.00: HK$ 7.75010; €1.00 : US$1.3955; £1.00 : US$1.4586; US$1.00 : Canadian dollars 1.2237.

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DESCRIPTION OF SUBORDINATED DEBT SECURITIES

Debt securities offered through this prospectus will be issued under one of two indentures to be entered into between HSBC Holdings, as issuer, and The Bank of New York Mellon, as trustee. The dated debt securities will be issued under the indenture for dated debt securities and the undated securities will be issued under the indenture for undated debt securities. The following summary of certain provisions of the debt securities and the indentures and any such summary in any prospectus supplement do not purport to be complete and are subject to and are qualified by reference to, all the provisions of the debt securities and the relevant indenture. Defined terms used in this section but not otherwise defined in this prospectus have the meanings assigned to them in the relevant indenture.

General

The indentures do not limit the amount of debt securities that we may issue under them and provide that we may issue debt securities from time to time in one or more series.

The debt securities will be our direct and unsecured subordinated obligations. The debt securities of each series will rank pari passu among themselves, without any preference one over the other by reason of the date they were issued or otherwise.

Please refer to the prospectus supplement relating to the particular series of debt securities offered through this prospectus for the following terms, where applicable, of the debt securities:

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;
•	the title and series of such debt securities;
•	the aggregate principal amount of such debt securities, and the limit, if any, on the aggregate principal amount of the debt securities of that series that may be issued under the relevant indenture;
•	the issue date or dates and the maturity date or dates, if any;
•	the rate or rates, at which such debt securities will bear interest or the method by which interest will be determined, and the dates and mechanics of payment of interest, including record dates;
•	any optional redemption terms;
•	whether such debt securities, if dated, are to be issued as discount securities and the terms and conditions of any such discount securities;
•	the place or places where any principal, premium or interest in respect of debt securities of the series shall be payable;
•

whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities), or a solvency condition;

•	whether there are any other conditions to which payments with respect to such debt securities are subject;
•	provisions, if any, for the discharge and defeasance of such dated debt securities;
•	the form in which such debt securities are to be issued;
•	if other than in authorised denominations, the denominations in which such debt securities will be issuable;
•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the payment of such principal pursuant to the relevant indenture;

•	the currency in which such debt securities are to be denominated;

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•	the currency in which payments on such debt securities will be made;
•

if payments on debt securities may be made in a currency other than US dollars, or a foreign currency or a foreign currency other than the foreign currency in which such debt securities are denominated or stated to be payable, the periods within which and the terms and conditions upon which such election may be made and the time and manner of determining the relevant exchange rate;

•

whether any debt securities of the series are to be issued as indexed securities and, if so, the manner in which the principal of (and premium, if any, on) or interest thereon shall be determined and the amount payable upon acceleration under the relevant indenture and any other terms in respect thereof;

•	any restrictive covenants provided for with respect to such debt securities;
•	any other events of default;
•	provisions, if any, for the exchange or conversion of such debt securities; and
•	any other terms of the series.

Dated debt securities of any series may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, may be redeemable at a premium, or may be otherwise designated by us as issued with original issue discount. We will discuss certain tax considerations that may be relevant to holders of such discount securities, undated or perpetual debt securities and debt securities providing for indexed, contingent or variable payments or payments in a currency other than the currency in which such debt securities are denominated in the prospectus supplement relating to such securities.

Debt securities and any coupons relating to such debt securities will become void unless presented for payment within ten years with respect to a payment of principal and premium, if any, and five years with respect to a payment of interest. All monies paid by us to a paying agent or the trustee for the payment of principal of (and premium, if any, on) or any interest on any debt security that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable will be repaid to us, and the holder of such debt security must look to us for payment thereof.

Form, Settlement and Clearance

General. Unless otherwise indicated in the applicable prospectus supplement, debt securities of a series will be issued only as a global security in bearer form and will be payable only in US dollars and title to this global security will pass by delivery. The form of the debt securities is described below, and references in this description to debt securities shall be to debt securities of such series, and references to the global security and book-entry debt securities will be to the related global security and related book-entry debt securities.

The global security will be deposited on issue with a book-entry depositary, as appointed from time to time, which will hold the global security for the benefit of The Depository Trust Company or its nominee (“DTC”) and its participants pursuant to the terms of a debt security deposit agreement among us, the book-entry depositary and the holders and beneficial owners from time to time of book-entry debt securities. Pursuant to the debt security deposit agreement, the book-entry depositary will issue one or more certificateless depositary interests which together will represent a 100 per cent interest in the underlying global security. These book-entry debt securities will be issued to DTC, which will operate a book-entry system for the book-entry debt securities.

Ownership of interests in the book-entry debt securities will be limited to persons that have accounts with DTC or persons that hold interests through such DTC participants. Ownership of book-entry debt securities will be shown on, and the transfer of such book-entry debt securities will be effected only through, records maintained by DTC and its participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge book-entry debt securities or interests therein.

As long as the book-entry depositary is the holder of the global security, the book-entry depositary or its nominee will be considered the sole holder of such global security for all purposes under the relevant indenture. Accordingly, each person owning an interest in a book-entry debt security must rely on the procedures of the book-entry depositary and DTC and on the procedures of the DTC Participant through which such person owns its interest to exercise any rights and obligations of a holder under the relevant indenture or the Deposit Agreement. See “—Action by Holders of Debt Securities.”

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DTC has advised us that: DTC is a limited-purpose trust company organised under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerised book-entry changes in participants’ accounts thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (“FINRA”). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Payments on the Global Debt Security. Payments of any amounts in respect of the global security will be made through a paying agent to the book-entry depositary. The book-entry depositary will pay this amount to DTC, which will distribute such payments to its Participants. All such payments will be distributed without deduction or withholding for any UK taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, then, except as described under “Additional Amounts,” such additional amounts will be paid as may be necessary in order that the net amounts received by any holder of the global security and by the owners of book-entry debt securities, after such deduction or withholding, will equal the net amounts that such holder and owners would have otherwise received in respect of the global security or book-entry debt securities, as the case may be, if such deduction or withholding had not been made. DTC, upon receipt of any such payment, will immediately credit participants’ accounts with payments in amounts proportionate to their respective ownership of book-entry debt securities, as shown on the records of DTC. We expect that payments by participants to owners of book-entry debt securities held through such participants will be governed by standing customer instructions and customary practices and will be the responsibility of such participants.

None of us, the trustee, the book-entry depositary or any their agents will have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of a participant’s ownership of interests in the book-entry debt securities or for maintaining, supervising or reviewing any records relating to a participant’s interests in book-entry debt securities.

Redemption. In the event the global security (or any portion thereof) is redeemed, the book-entry depositary will redeem, from the amount received by it in respect of the redemption of the global security, an equal amount of the book-entry debt securities. The redemption price payable in connection with the redemption of book-entry debt securities will be equal to the amount received by the book-entry depositary in connection with the redemption of the global security (or any part of a global security).

Action by Holders of Debt Securities. We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a book-entry debt security desires to give or take any action that a holder is entitled to give or take under the relevant indenture or the owner of a book-entry debt security is entitled to give or take under the deposit agreement, DTC would authorise the participants owning the relevant book-entry debt securities to give or take such action, and such participants would authorise indirect participants to give or take such action or would otherwise act upon the instructions of owners holding through them.

As soon as practicable after receipt by the book-entry depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of debt securities, the book-entry depositary will mail to DTC a notice containing:

•	such information as is contained in the notice received from us;
•

a statement that at the close of business on a specified record date DTC will be entitled, subject to the provisions of or governing the relevant book-entry debt securities or debt securities, to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to the debt securities; and

•	a statement as to the manner in which such instructions may be given.

Upon the written request of DTC, the book-entry depositary shall endeavour to take such action regarding the requested consent, waiver or other action in respect of the debt securities in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described above with respect to soliciting instructions from its participants. The book-entry depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the debt security deposit agreement, the DTC agreement or the indenture.

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Reports. The book-entry depositary will as promptly as practicable send to DTC a copy of any notices, reports and other communications received by it as holder of the debt securities from us or the trustee.

Amendment and Termination. The debt security deposit agreement may be amended by agreement between us and the book-entry depositary and the consent of DTC or the owners of book-entry debt securities shall not be required in connection with any amendment to the debt security deposit agreement:

•	to cure any ambiguity, omission, defect or inconsistency in the debt security deposit agreement;
•	to add to our covenants and agreements or those of the book-entry depositary;
•	to evidence or effect the assignment of the book-entry depositary’s rights and duties to a qualified successor;
•

to comply with the US Securities Act of 1933, as amended, the Exchange Act, the US Investment Company Act of 1940, as amended, the Trust Indenture Act of 1940 or any other applicable law, rule or regulation; and

•	to modify, alter, amend or supplement the debt security deposit agreement in any other manner that is not adverse to DTC or the beneficial owners of book-entry debt securities.

No amendment that adversely affects DTC may be made to the debt security deposit agreement without the consent of DTC.

If we issue definitive debt securities in exchange for the entire global security, the book-entry depositary will surrender the global security against receipt of the definitive debt securities, distribute the definitive debt securities to the persons and in the amounts as specified by DTC and the debt security deposit agreement will terminate with respect to such series of debt securities. The debt security deposit agreement may also be terminated upon the resignation of the book-entry depositary if no successor has been appointed within 90 days as set forth under “—Resignation of Book-Entry Depositary” below. Any definitive debt securities will be issued in accordance with the provisions described under “—Definitive Debt Securities” below.

Resignation of Book-Entry Depositary. The book-entry depositary may at any time resign. If a successor depositary is appointed in accordance with the debt security deposit agreement, upon our request or request of the successor, the retiring book-entry depositary must, subject to certain conditions, deliver the global security to that successor. If no such successor has so agreed within 90 days, the book-entry depositary may petition court for the appointment of a successor unless definitive debt securities have been issued in accordance with the relevant indenture, DTC or the depositary.

Settlement. Initial settlement for the debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. The book-entry debt securities will settle in DTC’s Same-Day Funds Settlement System.

Definitive Debt Securities. Owners of interests in the book-entry debt securities or debt securities will be entitled to receive definitive debt securities in registered form in respect of such interest if: (1) (i) DTC notifies the book-entry depositary or the book-entry depositary notifies us in writing that it is unwilling to or unable to continue as a depositary for the book-entry debt securities of such series or the debt securities, as the case may be, or (ii) if at any time DTC ceases to be eligible as a “clearing agency” registered under the Exchange Act or we become aware of such ineligibility and, in either case, a successor is not appointed by the book-entry depositary within 90 days or (2) an Event of Default has occurred and is continuing and the registrar has received a request from the book-entry depositary or DTC, as the case may be or (3) the applicable prospective supplement provides otherwise with respect to a particular series. Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will not be issued in bearer form.

Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will be issued in denominations of $1,000 or integral multiples of $1,000 and will be issued in registered form. Such definitive debt securities shall be registered in the name or names of such person or persons as the book-entry depositary shall notify the trustee based on the instructions of DTC.

Payments

Any payments of interest and, in the case of dated debt securities, principal and premium (if any), on any particular series of debt securities will be made on such dates and, in the case of payments of interest, at such rate or rates, as are set forth in, or as are determined by the method of calculation described in, the prospectus supplement relating to the debt securities of such series.

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Dated Debt Securities. Unless otherwise provided in a prospectus supplement relating to any series of dated debt securities, and subject also to the following paragraph, if we do not make a payment with respect to any dated debt securities on any relevant payment date, our obligation to make such payment will be deferred until (and the payment will not be due and payable until):

•	in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital; and
•	in the case of a payment of principal, the first business day after the date that falls six months after the original payment date.

Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or take any other action. Each payment so deferred will accrue interest at the rate prevailing in accordance with the terms of such series of dated debt securities immediately before the original payment date for such payment. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not an event of default has occurred) until the relevant deferred date. The term “business day” means, with respect to any particular series of debt securities, except as may otherwise be provided in the prospectus supplement relating to such series of debt securities, a weekday that is not a day on which banking institutions are authorised or obligated by law or executive order to close in any jurisdiction in which payments with respect to such series are payable.

Undated Debt Securities. We are not required to make payments with respect to any series of undated debt securities on any payment date specified for such payment in the prospectus supplement relating to the debt securities of such series. Failure to make any such payment on any such payment date will not constitute a default by us for any purpose. Any payment not made by us in respect of any series of undated debt securities on any applicable Payment Date, together with any other unpaid payments, will, so long as they remain unpaid, constitute “missed payments” and will accumulate until paid. Missed payments will not bear interest.

Missed payments, if any, may be paid at our option in whole or in part at any time on not less than 14 days’ notice to the trustee, but all missed payments in respect of all undated debt securities of a particular series at the time outstanding will (subject to any solvency condition) become due and payable in full on whichever is the earliest of:

•	the date fixed for any redemption of such undated debt securities; and
•	the commencement of our winding up in England.

If we give notice of our intention to pay the whole or part of the missed payments on the undated debt securities of any series, we will be obliged, subject to any solvency condition, to do so upon the expiration of such notice. Where missed payments in respect of undated debt securities of any series are paid in part, each part payment will be deemed to be in respect of the full amount of missed payments accrued relating to the earliest payment date or consecutive payment dates in respect of such undated debt securities.

If we are unable to make any payment on or with respect to the undated debt securities of any series because we are not able to satisfy a solvency condition, the amount of any such payment which would otherwise be payable will be available to meet our losses. In the event of our winding up, the right to claim for interest, including missed payments, and any other amount payable on such undated debt securities may be limited by applicable insolvency law.

Computation of Interest. Except as otherwise specified in the prospectus supplement with respect to the debt securities of any series, any interest on the debt securities of each series, which is not denominated in Euro, will be computed on the basis of a 360-day year of twelve 30-day months. Interest on debt securities of each series denominated in Euro will be computed on the basis of the actual number of days in the calculation period divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (a) the actual number of days in that portion of the calculation period falling in a leap year, divided by 366 and (b) the actual number of days in that portion of the calculation period falling in a non-leap year, divided by 365).

Subordination

Dated Debt Securities. The rights of holders of dated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the dated debt securities (including the undated debt securities). The subordination provisions of the dated indenture, and to which the dated debt securities are subject, are governed by English law.

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Holders of dated debt securities and the trustee, by their acceptance of the dated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

Undated Debt Securities. The rights of holders of undated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the undated debt securities. The subordination provisions of the undated indenture, and to which the undated debt securities are subject, are governed by English law. In the event of our winding up, holders of undated debt securities will be treated in the same way as they would be treated if they were holders of a class of preference shares in us; they will receive an amount equal to the principal amount of the undated subordinated debt securities of such series then outstanding together with accrued interest, if any, to the extent that a holder of such class of preference shares would receive an equivalent amount.

Holders of undated debt securities and the trustee, by their acceptance of the undated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

Additional Amounts

Unless otherwise specified in the prospectus supplement with respect to the debt securities of any series all amounts of principal of (and premium, if any, on) and interest and related deferred payments and missed payments on debt securities will be paid by us without deducting or withholding any present and future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings whatsoever imposed, levied, collected, withheld or assessed by or for the account of the United Kingdom or any political subdivision or taxing authority thereof or therein, or if such deduction or withholding shall at any time be required by the United Kingdom or any such subdivision or authority, we will pay such additional amounts as may be necessary so that the net amounts paid to the holders of the debt securities or the trustee, after such deduction or withholding, shall equal the respective amounts to which the holders of the debt securities or the trustee would have been entitled had no deduction or withholding been made, provided that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which:

•

would not be payable or due but for the fact that the holder or beneficial owner of the debt securities is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the United Kingdom or such political subdivision, or otherwise has some connection or former connection with the United Kingdom or such political subdivision other than the holding or ownership of a debt security, or the collection of principal, premium, if any, interest and related deferred payments and missed payments on, or the enforcement of, a debt security; or

•

would not be payable or due but for the fact that the relevant debt security or coupon or other means of payment of interest or related deferred payments or missed payments in respect of debt securities (i) is presented for payment in the United Kingdom or (ii) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amount on presenting the same for payment at the close of such 30-day period; or

•

is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made; or
•

is imposed because of the failure to comply by the holder or the beneficial owner of the debt securities or the beneficial owner of any payment on such debt securities with a request from us addressed to the holder or the beneficial owner, including a request from us related to a claim for relief under any applicable double tax treaty:

(a)	to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the holder or the beneficial owner; or
(b)	to make any declaration or other similar claim to satisfy any information or reporting requirement,

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if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; or
•	is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty assessment or other governmental charge; or
•	is imposed in respect any combination of the above items.

We have agreed in each indenture that at least one paying agent for each series of debt securities will be located outside the United Kingdom. We also undertake that we will maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct taxes pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

References in this prospectus to principal of (and premium, if any, on) and interest on debt securities shall be deemed also to refer to any additional amounts which may be payable under the foregoing provisions.

Redemption

In addition to the redemption provisions set forth in the prospectus supplement relating to the debt securities of a series, the debt securities of any series may be redeemed, in whole but not in part, at our option, on not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount (or in the case of principal indexed debt securities, face amount) thereof (or premium, if any), together with accrued interest, if any, to the date fixed for redemption (or, in the case of discounted securities, the accreted face amount thereof, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) and any debt securities convertible into preference shares or other securities may, at our option, be converted as a whole, if, at any time, we determine that:

(a)

in making payment under such debt securities in respect of principal (or premium, if any), interest or related deferred payment or missed payment we have or will or would become obligated to pay additional amounts as provided in the relevant indenture and as described under “—Additional Amounts” above as a result of a change in or amendment to the laws of the United Kingdom or any political subdivision or taxing authority thereof or therein affecting taxation, or change in the official application or interpretation of such laws, or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the debt securities of such series; or

(b)

the payment of interest in respect of such debt securities would be treated as a “distribution” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the United Kingdom or any such political subdivision or tax authority, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the debt securities of such series;

provided, however, that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of such debt securities then due.

Any redemption of the undated debt securities may be subject to one or more solvency conditions, as specified in the relevant prospectus supplement.

We and any of our subsidiary undertakings may, in accordance with applicable law, repurchase debt securities for our or their account. Under the practices of the Financial Services Authority, (the “FSA”) at the date of this prospectus, any optional tax redemption and any other optional redemption or repurchase requires the prior consent of the FSA.

Modification and Waiver

Modifications of and amendments to the relevant indenture with respect to the debt securities may be made by us and the trustee, without the consent of the holders of the debt securities of such series for certain purposes and otherwise with the consent of the holders of a majority in principal amount (or in the case of index-linked debt securities, face amount) of the debt securities

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of such series then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•

change the stated maturity of the principal of, or any instalment of interest or additional amounts payable on, any dated debt security or change the terms of any undated debt security to include a stated maturity of the principal or change the payment dates for payment of additional amounts on any undated debt security;

•

reduce the principal amount (or in the case of index-linked debt securities, face amount), including the amount payable on a discount security upon the acceleration of the maturity thereof, of any interest or any related deferred payment, missed payment or the rate of interest on any of the foregoing, on or any premium payable upon redemption of, or additional amounts payable on, any debt security;

•	change the manner in which the amount of any principal, premium or interest in respect of index-linked debt securities is determined;
•	except as permitted by the relevant indenture, change our obligation to pay additional amounts;
•	reduce the amount of the principal of a discount security that would be due and payable upon an acceleration of the maturity of it;
•

change the place of payment or currency in which any payment of the principal (any premium, if any), any interest or any related deferred payment or missed payment is payable on any debt security, or the rate of interest on any of the foregoing;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;
•

reduce the percentage of the aggregate principal amount (or in the case of index-linked debt securities, face amount) of the outstanding debt securities of such series, the consent of whose holders is required for any such modification or amendment, or the consent of the holders of which is required for waiver of compliance with certain provisions of the applicable indenture or waiver of certain defaults, as provided in that indenture;

•

change any of the provisions relating to modifications of and amendments to the relevant indenture, waivers of past defaults, or waivers of certain covenants except to increase the relevant percentages or to provide that certain other provisions of the relevant indenture cannot be modified or waived without the consent of all holders of affected debt securities;

•	change the terms and conditions of the preference shares or conversion securities into which undated debt securities may be convertible;
•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the relevant indenture;
•	change in any manner adverse to the interests of the holders of the debt securities of such series the subordination provisions of any series of debt securities; or
•

modify or affect in any manner adverse to the interests of the holders of the debt securities of such series the terms and conditions of our obligations regarding the due and punctual payment of the principal, premium, if any, interest, any deferred payment or missed payment or the rate of interest on any of the foregoing.

The holders of not less than a majority in principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture before the time for such compliance. The holders of not less than a majority in aggregate principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive any past event of default or default under the applicable indenture with respect to debt securities of that series, except a default in the payment of any principal of (or, premium, if any, on) or any instalment of interest or related deferred payment or missed payment on any debt securities of that series and except a default in respect of a covenant or provision, the modification or amendment of which would require the consent of the holder of each outstanding debt security affected by it.

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In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption and events of default may require the consent of the FSA.

Defaults and Event of Default

Unless otherwise provided in a prospectus supplement, with respect to debt securities of a series, subject to certain exceptions, it shall be an event of default only if an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for our winding up or an effective resolution is validly adopted by our shareholders for our winding up. If an event of default occurs and is continuing with respect to a series of debt securities, the trustee may, and if so requested by the holders of at least 25 per cent in principal amount of the outstanding debt securities of such series shall, declare the principal amount (or such other amount as is specified in the prospectus supplement) together with accrued but unpaid interest (or, in the case of discount securities, the accreted face amount, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) with respect to the debt securities of such series due and payable immediately; provided that after such declaration, but before a judgment or decree based on such declaration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may (under certain circumstances) rescind and annul such declaration.

Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to dated debt securities of a series if:

•	any instalment of interest upon any dated debt security of such series or any related coupon is not paid when due and such failure continues for 14 days; or
•

all or any part of the principal of (or premium, if any, on) any dated debt security of such series as and when the same shall become due and payable, whether at maturity, upon redemption or otherwise, is not paid and such failure continues for 7 days;

provided that, if we do not pay any instalment of interest on the pertinent interest payment date or all or any part of principal at maturity, the obligation to make such payment and such interest payment date or maturity, as the case may be, shall be deferred until: (i) in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital and (ii) in the case of a payment of principal, the first business day after the date that falls six months after the original payment date. Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or to take any other action. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a default has occurred) until the relevant deferred date.

Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to undated debt securities of a series if:

•	any missed payment is not paid on or prior to any date on which a dividend is paid on any class of our share capital and such failure continues for 30 business days; or
•

all or any part of the principal of (or premium, if any, on), or any accrued but unpaid interest and any missed payments on the date fixed for redemption of such undated debt securities is not paid when due and such failure continues for 7 business days.

If a default occurs, the trustee may institute proceedings in England (but not elsewhere) for our winding up provided that the trustee may not, upon the occurrence of a default on the debt securities, accelerate the maturity of any of the dated debt securities of the relevant series or declare the principal of (or premium, if any, on) and any accrued but unpaid interest of the undated debt securities of the relevant series immediately due and payable unless an event of default has occurred and is continuing. For the purposes of determining whether or not an event of default has occurred on the undated debt securities, a payment will not be deemed to be due on any date on which a solvency condition as set out in the relevant prospectus supplement is not satisfied. However, if we fail to make the payments set out in the two bullet points above, and at such time such solvency condition is satisfied, the trustee may institute proceedings in England (but not elsewhere) for our winding up.

Notwithstanding the foregoing, failure to make any payment in respect of a series of debt securities shall not be a default in respect of such debt securities if such payment is withheld or refused:

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•	in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or
•

in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, by independent legal advisers acceptable to the trustee;

provided, however, that the trustee may, by notice to us, require us to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the trustee may be advised in an opinion of counsel, upon which opinion the trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case, we shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, after the trustee gives written notice to us informing us of such resolution.

After the end of each fiscal year, we will furnish to the trustee a certificate of certain officers as to the absence of an event of default, or a default under the relevant indenture, as the case may be, specifying any such default.

No remedy against us other than as specifically provided by the relevant indenture shall be available to the trustee or the holders of debt securities or coupons whether for the recovery of amounts owing in respect of such debt securities or under the relevant indenture or in respect of any breach by us of any obligation, condition or provision under the relevant indenture or such debt securities or coupons or otherwise, and no holder of any debt security will have any right to institute any proceeding with respect to the relevant indenture, the debt securities or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default or default and unless also the holders of not less than a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series shall have made written request to the trustee to institute such proceedings as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series direction inconsistent with such request and the trustee shall have failed to institute such proceeding within 60 days.

Subject to the provisions of the relevant indenture relating to the duties of the trustee, in case an event of default or default shall occur and be continuing with respect to the debt securities of a series, the trustee will be under no obligation to any of the holders of the debt securities of such series, including without limitation to take any of the actions referred to above, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to certain exceptions, the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

Each indenture provides that the trustee will, within 90 days after the occurrence of an event of default or default with respect to the debt securities of a series, give to the holders of the affected debt securities notice of such event of default or default, unless such event of default or default shall have been cured or waived, provided that, the trustee will be protected in withholding such notice if it reasonably determines that the withholding of such notice is in the interest of such holders.

Notwithstanding anything to the contrary in this prospectus, nothing will impair the right of a holder (absent the consent of such holder) to institute suit for any payments due but unpaid with respect to its debt securities.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of any of the debt securities, consolidate or amalgamate with, or merge into, any corporation, or convey, sell, transfer or lease our properties and assets substantially as an entirety to any person, provided that :

•

any successor corporation expressly assumes our obligations under the debt securities and the relevant indenture and, if applicable, the provision for payment of additional amounts for withholding taxes are amended to include the jurisdiction of incorporation of the successor corporation;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation, as a result of such transaction as having been incurred by us at the time of the transaction, no event of default or default, and no

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event that, after notice or lapse of time, or both, would become an event of default or a default, shall have occurred and be continuing; and
•	certain other conditions are satisfied.

Assumption of Obligations

With respect to a series of debt securities, a holding company of us or any of our subsidiary undertakings or such holding company may assume our obligations (or those of any corporation which shall have previously assumed our obligations); provided, that:

•

the successor entity expressly assumes such obligations by an amendment to the relevant indenture, in a form satisfactory to the trustee, and we shall, by an amendment to the relevant indenture, unconditionally guarantee all of such successor entity’s obligations under the debt securities of such series and the relevant indenture, as so modified by such amendment (provided, however, that, for the purposes of our obligation to pay additional amounts as provided, and subject to the limitations as set forth, in the relevant indenture and as described under the section headed “—Additional Amounts” above, references to such successor entity’s country of organisation will be added to the references to the United Kingdom);

•

the successor entity confirms in such amendment to the relevant indenture that the successor entity will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, the relevant indenture and as described under the section headed “—Additional Amounts” above (provided, however, that for these purposes such successor entity’s country of organisation will be substituted for the references to the United Kingdom); and

•

immediately after giving effect to such assumption of obligations, no event of default or default and no event which, after notice or lapse of time or both, would become an event of default or default with respect to debt securities of such series shall have occurred and be continuing.

Upon any such assumption, the successor entity will succeed to, and be substituted for, and may exercise all of our rights and powers under the relevant indenture with respect to the debt securities of such series with the same effect as if the successor entity had been named under the relevant indenture.

Defeasance and Discharge

If so specified in the applicable prospectus supplement with respect to debt securities of a series that are payable only in US dollars, we will be discharged from any and all obligations in respect of the debt securities of such series (with certain exceptions) if, at any time, inter alia, we shall have delivered to the trustee for cancellation all debt securities of such series theretofore authenticated, or all debt securities of such series not theretofore delivered to the trustee for cancellation which have or will become due and payable in accordance with their terms within one year or are to be, or have been, called for redemption, exchange or conversion within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in either case, we shall have irrevocably deposited with the trustee, in trust:

•	cash in US dollars in an amount; or
•	US government obligations which through the payment of interest thereon and principal thereof will provide not later than the due date of any payment, cash in US dollars in an amount; or
•	any combination of the foregoing,

sufficient to pay all the principal of (and premium, if any), and interest on, the debt securities of such series in accordance with the terms of the dated debt securities of such series and all other amounts payable by us under the relevant indenture. Any defeasance will be subject to the consent of the FSA if required.

The indenture for the dated debt securities also provides that we need not comply with certain covenants (“covenant defeasance”) of such indenture with respect to dated debt securities of a series if:

•

we irrevocably deposit, in trust with the trustee, (a) cash in US dollars in an amount, or (b) US government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in US dollars not later than the due date of any payment, in an amount, or (c) any combination of (a) and (b), sufficient in

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the opinion (with respect to (b) and (c)) of an internationally recognised firm of independent public accountants expressed in a written certification thereof delivered to the trustee to pay all the principal of (and premium, if any) and interest on, the dated debt securities of such series in accordance with the terms of such dated debt securities of such series;
•

no event of default or default or no event (including such deposit) which, after notice or lapse of time or both, would become an event of default or a default with respect to the dated debt securities of such series shall have occurred and be continuing on the date of such deposit;

•	we deliver to the trustee an officer’s certificate stating that all conditions precedent relating to such covenant defeasance have been complied with; and
•	certain other conditions are complied with.

Any covenant defeasance will be subject to the consent of the FSA if required.

Conversion

Dated debt securities. The prospectus supplement relating to a particular series of debt securities may provide for the exchange or conversion of such dated debt securities.

Undated debt securities. Except as otherwise specified in the prospectus supplement relating to a particular series of debt securities, we will have the option to convert, in whole but not in part, the undated debt securities of any series into preference shares on any payment date. The related prospectus supplement will describe the other terms and conditions of the conversion provisions.

Concerning the Trustee

Except during the continuance of an event of default or a default, the trustee will only be liable for performing those duties specifically set forth in the relevant indenture. In the event that an event of default or default occurs (and is not cured or waived), the trustee will be required to exercise its power with the degree of care and skill of a prudent person in the conduct of such person’s own affairs.

Governing Law

Except as stated above, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York. See “—Subordination.”

Jurisdiction; Consent to Service

We have consented to the jurisdiction of the courts of the State of New York and the US courts located in the City of New York with respect to any action that may be brought in connection with the indentures or the debt securities of any series and have appointed HSBC Bank USA, N.A. as agent for service of process.

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DESCRIPTION OF DOLLAR PREFERENCE SHARES

The following is a summary of the material terms of the dollar preference shares of any series. The material terms of a particular series of the dollar preference shares offered in the form of American depositary shares, or preference share ADSs, of a corresponding series will be summarised in the prospectus supplement relating to the dollar preference shares of that series. The material terms of a particular series of dollar preference shares may differ from the terms stated below, which will be indicated in the relevant prospectus supplement. Holders of the dollar preference shares are encouraged to read our Memorandum and Articles of Association (the “Articles of Association”) and any resolutions adopted by our board of directors or one of its authorised committees that set forth the material terms of a particular series of the dollar preference shares. Copies of the Articles of Association and the relevant resolutions have been filed as exhibits to the registration statement.

General

Under our Articles of Association, our board of directors or a committee authorised by it can authorise the issuance of one or more series of dollar preference shares with such dividend rights, liquidation value per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions as it sees fit subject to the limitations set out in our Articles of Association. The dollar preference shares will rank equal with any pounds sterling-denominated preference shares of £0.01 nominal value each and any euro-denominated preference shares of €0.01 nominal value each in our capital and with all other shares that rank equal to the sterling, euro or dollar preference shares.

The dollar preference shares of each series will have a nominal value per share, dividend rights, redemption price and liquidation value per share stated in US dollar-denominated terms and will be issued only in fully paid form. For each dollar preference share of a particular series that is issued, an amount equal to the share’s nominal value will be credited to our issued share capital account, and an amount equal to the difference, if any, between the share’s issue price and its nominal value will be credited to our share premium account. Unless otherwise specified in the prospectus supplement relating to the dollar preference shares of a particular series, the dollar preference shares will have a nominal value of $0.01 per share.

The dollar preference shares of any series will initially be issued in bearer form and deposited with The Bank of New York Mellon, the depositary, against the issuance of American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, upon receipt of payment for the dollar preference shares. The dollar preference shares of a particular series deposited under the deposit agreement will be represented by preference share ADSs of a corresponding series. Dollar preference shares of any series withdrawn from deposit under the deposit agreement will be represented by share certificates in registered form without dividend coupons. These share certificates will be delivered at the time of withdrawal. Dollar preference shares of more than one series that are deposited under the deposit agreement as units will be represented by a unit of each corresponding series of preference share ADSs. These preference share ADSs will be represented by a unit of each corresponding series of ADRs. When withdrawn from deposit, the units of dollar preference shares will be represented by one share certificate in registered form, without dividend coupons. The certificate will be delivered at the time of withdrawal and may be exchanged by the holder for separate share certificates in registered form, without dividend coupons, representing the dollar preference shares of that series. Dollar preference shares of each series that are withdrawn from deposit will be transferable separately. See “Description of Preference Share ADSs.”

The holder can transfer title to dollar preference shares of any series in registered form only by transfer and registration on the register for the dollar preference shares of the relevant series. Dollar preference shares of any series in registered form cannot be exchanged, in whole or in part, for dollar preference shares of the series in bearer form. The registration of transfer of dollar preference shares of any series can be made only on the register for the dollar preference shares of the series kept by the registrar at its office in the United Kingdom. See “Registrar and Paying Agent” below. The registrar will not charge the person requesting the registration a fee. However, the person requesting registration will be liable for any taxes, stamp duties or other governmental charges that must be paid in connection with the registration. See “Taxation—UK Taxation—Stamp Taxes.” Neither the Articles of Association nor English law currently limit the right of non-resident or foreign owners to acquire freely dollar preference shares of any series or, when entitled to vote dollar preference shares of a particular series, to vote freely the dollar preference shares. There are currently no English laws or regulations that would restrict the remittance of dividends or other payments to non-resident holders of dollar preference shares of any series.

The dollar preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights summarised below, unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise. The holder of the dollar preference shares should pay particular attention to the following specific terms relating to his particular series of shares, including:

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•	the designation of the dollar preference shares of the series and number of shares offered in the form of preference share ADSs;

•	the liquidation value per share of the dollar preference shares of the series;

•	the price at which the dollar preference shares of the series will be issued;

•	the dividend rate (or method of calculation of the dividend) and the dates on which dividends will be payable;

•	any redemption provisions; and

•	any other rights, preferences, privileges, limitations and restrictions related to the dollar preference shares of the series.

Dividends

The holders of the dollar preference shares of a particular series will be entitled to receive any cash dividends declared by us out of the profits available for distribution on the dates and at the rates or amounts stated, or as determined by the method of calculation described in the prospectus supplement relating to that series.

The declaration and payment of dividends on each series of dollar preference shares will be subject to the sole and absolute discretion of our Board of Directors. Our Board of Directors will not, however, declare and pay dividends on each series of dollar preference shares on each dividend payment date where, in our opinion:

•	payment of the dividend would cause us not to meet applicable capital adequacy requirements of the FSA; or

•

the profits available to us to distribute as dividends are not sufficient to enable us to pay in full both dividends on the series of dollar preference shares and the dividends on any other of our shares that are scheduled to be paid on the same date as the dividends on the series of dollar preference shares and that have an equal right to dividends as the dollar preference shares of that series.

Unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise, if the profits available to us to distribute as dividends are, in our board of directors’ opinion, not sufficient to enable us to pay in full on the same date both dividends on the dollar preference shares of the series and the dividends on any other shares that have an equal right to dividends as the dollar preference shares of that series, we are required, first, to pay in full, or to set aside an amount equal to, all dividends scheduled to be paid on or before that dividend payment date on any shares with a right to dividends ranking in priority to that of the dollar preference shares, and second, to pay dividends on the dollar preference shares of the series and any other shares ranking equally with the dollar preference shares of that series as to participation in profits pro rata to the amount of the cash dividend scheduled to be paid to them. The amount scheduled to be paid will include the amount of any dividend payable on that date and any arrears on past cumulative dividends on any shares ranking equal in the right to dividends with the dollar preference shares of that series. In accordance with the Companies Act 2006, the profits available to us for distribution are, in general and with some adjustments, equal to our accumulated, realised profits less our accumulated, realised losses.

The dividends to be paid on the dollar preference shares of any series for each dividend period will be computed based upon the amount paid up or credited as paid up on each of the dollar preference shares of that series. The dividend will be calculated by annualising the applicable dividend amount or rate and dividing by the number of dividend periods in a year. The dividends to be paid will be computed on the basis of a 360-day year of twelve 30-day months for any dividend period that is shorter or longer than a full dividend period and on the basis of the actual number of days elapsed for any partial month.

Dividends on the dollar preference shares of any series will be non-cumulative. If the dividend, or a portion of it, on the dollar preference shares of a particular series is not required to be paid and is not paid on the relevant date scheduled for payment, then the holders of dollar preference shares of the series will lose the right they had to the dividend and will not earn any interest on the unpaid amount, regardless of whether dividends on the dollar preference shares of the series are paid for any future dividend period.

We will fix a date to pay dividends on the dollar preference shares of any series to the record holders who are listed on the register as the holders of the dollar preference shares on the relevant record date, including The Bank of New York Mellon as holder of the shares underlying the preference share ADSs. The relevant record date will be between 15 and 60 days prior to the relevant dates for dividend payment fixed by us. Unless the law requires otherwise, we will pay the dividend in the form of a US dollar check drawn on a bank in London or in New York City and mailed to the holder at the address that appears on the register

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for the dollar preference shares. If the date we have scheduled to pay dividends on the dollar preference shares of any series is not a day on which banks in London and in New York City are open for business and on which foreign exchange dealings can be conducted in London and in New York City, then the dividend will be paid on the following business day, and we will not be required to pay any interest or other payment because of the delay. Dividends declared but not yet paid do not bear interest. For a description of how dividends will be distributed to holders of preference share ADSs, see “Description of Preference Share ADSs—Share Dividends and Other Distributions.”

If we have not paid the dividend on the dollar preference shares of any series in full on the most recent date scheduled for dividend payment in respect of a dividend period, we will not be permitted thereafter to declare or pay dividends or distributions on any class of our shares ranking lower in the right to dividends than the dollar preference shares of any series, unless we pay in full, or set aside an amount to provide for payment in full of, the dividends on the dollar preference shares of the series for the then-current dividend period or for such other period as may be specified in the prospectus supplement relating to the dollar preference shares of that series.

Unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise, if we have not paid in full a dividend payable on the dollar preference shares of any series on the most recent dividend payment date, we will not be permitted thereafter to redeem or purchase in any manner any of our other shares ranking equal with or lower than the relevant dollar preference shares, and we will not be permitted to contribute money to a sinking fund to redeem or purchase the other shares in any manner, until the dividends on the relevant dollar preference shares have been paid in full or an amount equal to payment in full has been set aside for the then-current dividend period or for such other period as may be specified in the prospectus supplement relating to the dollar preference shares of that series. Except as provided in this prospectus and in the prospectus supplement relating to the dollar preference shares of a particular series, the holders of the dollar preference shares of any series do not have the right to share in our profits.

Liquidation Rights

If we are wound up and capital is returned to the shareholders or otherwise (but not, unless otherwise specified in the prospectus supplement relating to the dollar preference shares of a particular series, on a redemption, purchase by us or reduction of any of our share capital), the holders of the dollar preference shares of a particular series that are outstanding at the time and the holders of any other of our shares ranking in payment of capital equal or in priority to the series will be entitled to receive payment in US dollars out of our assets available for distribution to shareholders. This distribution will be made in priority to any distribution of assets to holders of any class of our shares ranking lower in the right to repayment of capital than the dollar preference shares of the series. The payment will be equal to the amount paid up (or credited as paid up) on each dollar preference share together with any premium on such share as may be determined in, or by a mechanism contained in, the prospectus supplement relating to such dollar preference share plus any dividends declared but not paid for the dividend period ending prior to the commencement of the winding up and any dividends accrued and not paid for the dividend period commencing prior to the commencement of the winding up but ending after such date, to the extent such dividend would otherwise (but for the winding up) have been payable, provided that sufficient assets exist to make such distribution having satisfied any amounts payable to the holders of shares ranking in priority to the dollar preference shares as regards the repayment of capital. If at the time we are wound up, the amounts payable with respect to the dollar preference shares of any series and any of our other preference shares ranking equal as regards repayment of capital with the dollar preference shares of the series are not paid in full, the holders of the dollar preference shares of the series and of the other preference shares will share ratably in any distribution of our assets in proportion to the full respective amounts to which they are entitled. After payment of the full amount to which they are entitled, the holders of the dollar preference shares of the series will have no right or claim to any of our remaining assets and will not be entitled to receive any of our profits or a return of capital in a winding up.

Redemption and Purchase

Subject to the Companies Act 1985 and Companies Act 2006, we have the right to redeem the whole (but not part only) of any series of dollar preference shares at certain times specified in the Articles of Association after the fifth anniversary of the date of original issue of the dollar preference shares of the series, unless otherwise specified in the prospectus supplement relating to the dollar preference shares of the particular series. In respect of each dollar preference share redeemed, we shall pay in US dollars the aggregate of the nominal value of such dollar preference share and any premium credited as paid up on such share together with any dividend payable on the date of redemption.

If we wish to redeem dollar preference shares of any series, we must provide notice to the depositary and each record holder of the dollar preference shares to be redeemed, between 30 and 60 days prior to the date fixed for redemption. The notice of redemption must state:

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•	the redemption date;
•	the particular dollar preference shares to be redeemed;
•	the redemption price; and
•	the place or places where documents of title relating to the dollar preference shares are to be presented for redemption and payment for them will be made.

The redemption process will not be considered invalid due to a defect in the notice of redemption or in the mailing. The dividend on the dollar preference shares due for redemption will stop accruing starting on the relevant redemption date, except in the case where the payment to be made on any dollar preference share is improperly withheld or refused upon redemption. In that case, the dividend will continue to accrue from the relevant redemption date to the date of payment. In this case, a dollar preference share will not be treated as having been redeemed until the relevant redemption payment and any accrued dividend on those amounts has been paid. Subject to any applicable fiscal or other laws and regulations, we will make the redemption payment by a US dollar check drawn on, or, if the holder requests, by transfer to a dollar account maintained by the person to be paid with, a bank in London or in New York City. The holder of the dollar preference shares to be redeemed must deliver to us the relevant share certificates at the place specified in the Notice of Redemption. In the event that any date on which any payment relating to the redemption of dollar preference shares of any series is to be made is not a business day, then payment of the redemption price payable on that date will be made on the following business day, with no interest or other additional payment due because of the delay.

We may at any time purchase outstanding dollar preference shares of any series in the open market, by tender to all holders of dollar preference shares of that series alike or by private agreement. These purchases will be made in accordance with the Articles of Association, applicable law (including the Companies Act 1985, the Companies Act 2006 and US federal securities laws) and applicable regulations of the FSA in its capacity as the United Kingdom Listing Authority. Any dollar preference shares of any series purchased or redeemed by us for our own account (other than in the ordinary course of the business of dealing in securities) will be cancelled by us and will no longer be issued and outstanding. Under existing FSA requirements, we can redeem or purchase preference shares of any series only with the prior consent of the FSA.

Voting Rights

The holders of the dollar preference shares having a registered address within the United Kingdom are entitled to receive notice of our general meetings but will not be entitled to attend or vote at those meetings, except as set forth below or as provided for in the prospectus supplement relating to any particular series of dollar preference shares.

If our board determines for a particular series of preference shares, the holders of dollar preference shares of such series will be entitled to receive notice of, attend and vote at our general meetings if we have failed to pay in full the dividend payable on the dollar preference shares for the dividend period or periods determined by our board for such series. If so determined by our board for a particular series of preference shares, the holders of dollar preference shares of such series will be entitled to vote on all matters put before all our general meetings until such time as we shall have paid in full the dividends on the dollar preference shares.

Whenever entitled to vote at our general meetings, on a show of hands, each holder of dollar preference shares present in person shall have one vote and on a poll each holder of dollar preference shares present in person or by proxy shall have one vote per share.

In addition, holders of the dollar preference shares may have the right to vote separately as a class in certain circumstances as described below under the heading “Variation of Rights.”

Variation of Rights

The rights, preferences or restrictions attached to the dollar preference shares may be varied by the consent in writing of the holders of three-quarters of the dollar preference shares of all series in issue or by the sanction of an extraordinary resolution passed at a separate general meeting of the holders of dollar preference shares as a single class regardless of series.

The rights, preferences or restrictions of any particular series of dollar preference shares may be varied adversely on a different basis to other series of dollar preference shares by the consent in writing of the holders of three-quarters of the dollar

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preference shares of that particular series or by the sanction of an extraordinary resolution passed at a separate general meeting of the holders of dollar preference shares of that series.

An extraordinary resolution requires the approval of three-quarters of the holders voting in person or by proxy at the meeting. Two persons holding or representing by proxy at least one-third of the outstanding dollar preference shares of any series must be present for the meeting to be valid. An adjourned meeting will be valid when any one holder is present in person or by proxy.

We may create or issue any shares of any class, or any securities convertible into shares of any class, that rank equally with the dollar preference shares of any series in the right to share in our profits or assets, whether the rights attaching to such shares are identical to or differ in any respect from the dollar preference shares, without the rights of the dollar preference shares of any series being deemed to be varied or abrogated.

The rights attached to the dollar preference shares will not be deemed to be varied or abrogated by a reduction of any share capital or purchase by us or redemption of any of our share capital in each case ranking as regards participation in the profits and assets of the company in priority to or equally with or after such dollar preference share.

Registrar and Paying Agent

HSBC Holdings plc, located at 8 Canada Square, London E14 5HQ, England, will act as the registrar for the dollar preference shares of each series. The Secretary’s Office of HSBC Holdings plc, also located at 8 Canada Square, London E14 5HQ, England, will act as paying agent for the dollar preference shares of each series.

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DESCRIPTION OF PREFERENCE SHARE ADSs

General

The following is a summary of the material provisions of the deposit agreement relating to HSBC’s preference share ADRs, or the preference share ADRs deposit agreement, between us, The Bank of New York Mellon, as the depositary, and all holders and beneficial owners from time to time of American Depositary Receipts, or ADRs, issued under that agreement. References in this section to ADSs shall refer to preference share ADSs.

This summary is subject to and qualified in its entirety by reference to the preference share ADRs deposit agreement, including the form of ADRs attached thereto. Terms used in this section and not otherwise defined will have the meanings set forth in the preference share ADRs deposit agreement. Copies of the preference share ADRs deposit agreement and our Articles of Association are available for inspection at the Corporate Trust Office of the depositary, located at 101 Barclay Street, New York, New York 10286. The Depositary’s principal executive office is located at One Wall Street, New York, New York, 10286.

American Depositary Receipts

The Bank of New York Mellon will deliver American Depositary Shares, or ADSs, evidenced by ADRs. Each ADS will represent ownership interests in one dollar preference share and the rights attributable to one dollar preference share that we will deposit with the custodian, which is currently The Bank of New York Mellon. Each ADS will also represent securities, cash or other property deposited with The Bank of New York Mellon but not distributed to holders of ADSs.

As The Bank of New York Mellon will actually be the holder of the underlying dollar preference shares, you will generally exercise the rights of a shareholder, through The Bank of New York Mellon. A preference share ADRs deposit agreement among us, The Bank of New York Mellon and you, as an ADS holder, sets out the obligations of The Bank of New York Mellon. New York law governs the preference share ADRs deposit agreement and the ADRs evidencing the ADSs.

You may hold ADSs either directly or indirectly through your broker or financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How Will You Receive Dividends and Other Distributions on the Dollar Preference Shares?

The Bank of New York Mellon will pay to you the cash dividends or other distributions it or the custodian receives on the dollar preference shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of dollar preference shares your ADSs represent.

•

Cash. The Bank of New York Mellon will convert any cash dividend or distribution we pay on the dollar preference shares, other than any dividend or distribution paid in US dollars, into US dollars if it can, in its reasonable judgment, do so on a reasonable basis and can transfer US dollars into the United States. If that is not possible, or if any approval from any government is needed and cannot, in the opinion of the depositary, be obtained or is not obtained, the preference share ADRs deposit agreement allows The Bank of New York Mellon to distribute the foreign currency only to those ADS holders to whom it is possible to do so or to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, The Bank of New York Mellon will deduct any withholding taxes that must be paid under applicable laws. It will distribute only whole US dollars and cents and will round any fractional amounts to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The Bank of New York Mellon will distribute new ADSs representing any shares we distribute as a dividend or free distribution, if we request that The Bank of New York Mellon make this distribution and if we furnish The Bank of New York Mellon promptly with satisfactory evidence, including certificates or opinions, that it is legal to do so. The Bank of New York Mellon will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds to the holders entitled to those shares. If The Bank of New York Mellon

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does not distribute additional cash or ADSs, each ADS will also represent the new shares.
•

Rights to Purchase Additional Shares. If we offer holders of securities any rights, including rights to subscribe for additional shares, The Bank of New York Mellon may take actions necessary to make these rights available to you. We must first instruct The Bank of New York Mellon to do so and furnish it with satisfactory evidence, including certificates or opinions, that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York Mellon determines that it is practical to sell the rights, The Bank of New York Mellon may sell the rights and allocate the net proceeds to holders’ accounts. The Bank of New York Mellon may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York Mellon makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York Mellon will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay The Bank of New York Mellon the exercise price and any charges the rights require you to pay.

US securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs delivered after exercise of rights. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to you.

•

Other Distributions. The Bank of New York Mellon will send to you anything else we distribute on deposited securities by any means The Bank of New York Mellon thinks is equitable and practical. If, in the depositary’s opinion, it cannot make the distribution in that way, The Bank of New York Mellon may adopt another method of distribution that it considers to be equitable and practical—for example by public or private sale—and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holder. We will have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our dollar preference shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary deliver ADSs?

The Bank of New York Mellon will deliver the ADSs that you are entitled to receive in the offer against deposit of the underlying dollar preference shares. The Bank of New York Mellon will deliver additional ADSs if you or your broker deposit dollar preference shares with the custodian. You must also deliver evidence satisfactory to The Bank of New York Mellon of any necessary approvals of the governmental agency in the United Kingdom, if any, which is responsible for regulating currency exchange at that time. If required by The Bank of New York Mellon, you must in addition deliver an agreement transferring your rights as a shareholder to receive dividends or other property. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, The Bank of New York Mellon will register the appropriate number of ADSs in the names you request in writing and will deliver the ADSs at its Corporate Trust Office to the persons you request in writing. The Bank of New York Mellon is not obliged to accept for deposit underlying dollar preference shares of a particular series, if, in its reasonable judgment, after consultation with us, such acceptance and maintenance or discharge of its obligations under the preference share ADRs deposit agreement would be unusually onerous because of the terms of such preference shares. However, if the depositary has accepted any underlying preference shares of a particular series, it must accept for deposit further underlying preference shares of such series.

How do ADS holders cancel an ADS and obtain dollar preference shares?

You may submit a written request to withdraw dollar preference shares and turn in your ADRs evidencing your ADSs at the Corporate Trust Office of The Bank of New York Mellon. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, The Bank of New York Mellon will, subject to any applicable restrictions, deliver the deposited securities underlying the ADSs to an account designated by you at the office of the custodian. At your request, risk and expense, The Bank of New York Mellon may deliver at its Corporate Trust Office any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York Mellon.

Provided that all preconditions to withdrawal and cancellation of the deposited securities have been fulfilled, the depositary may only restrict the withdrawal of deposited securities in connection with:

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•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges;
•	compliance with any US or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities; or
•	any other circumstances permitted under the general instructions to the SEC Form on which ADSs are registered.

This right of withdrawal may not be limited by any other provision of the preference share ADRs deposit agreement.

Redemption of ADSs

If we exercise our right to redeem the dollar preference shares of a particular series, The Bank of New York Mellon will deliver for redemption dollar preference shares that have been deposited with The Bank of New York Mellon and that we have called for redemption, to the extent holders have surrendered ADRs evidencing ADSs representing such dollar preference shares. To the extent The Bank of New York Mellon receives them, it shall distribute entitlements with respect to the dollar preference shares being redeemed in accordance with the terms of the preference share ADRs deposit agreement and shall deliver new ADRs evidencing ADSs representing the dollar preference shares not so redeemed. If we redeem less than all of the deposited dollar preference shares of a particular series, The Bank of New York Mellon may determine which ADRs to call for surrender in any manner that it reasonably determines to be fair and practical.

Record Dates

Whenever any distribution of cash or rights, change in the number of dollar preference shares represented by ADSs or notice of a meeting of holders of shares or ADSs is made, The Bank of New York Mellon will fix a record date for the determination of the holders entitled to receive the benefits, rights or notice.

Voting of Deposited Securities

How do you vote?

If you are an ADS holder on a record date fixed by The Bank of New York Mellon, you may exercise the voting rights of the same class of securities as the dollar preference shares represented by your ADSs, but only if we ask The Bank of New York Mellon to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the dollar preference shares. However, you may not know about the meeting enough in advance to withdraw the dollar preference shares.

If we ask for your instructions, The Bank of New York Mellon, at our direction, will notify you of the upcoming meeting and arrange to deliver certain materials to you. The materials will:

•	include all information included with the meeting notice sent by us to The Bank of New York Mellon;

•	include a statement that if you were a holder on a specified record date, you will be entitled, subject to applicable restrictions, to instruct the depositary as to the exercise of voting rights; and

•	explain how you may instruct The Bank of New York Mellon to vote the dollar preference shares or other deposited securities underlying your ADSs as you direct.

For instructions to be valid, The Bank of New York Mellon must receive them on or before the date specified in the instructions. The Bank of New York Mellon will try, to the extent practical, subject to applicable law and the provisions of our Articles of Association, to vote or have its agents vote the underlying dollar preference shares as you instruct. The Bank of New York Mellon will only vote, or attempt to vote, as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York Mellon to vote your dollar preference shares. In addition, The Bank of New York Mellon and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

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Inspection of Transfer Books

The Bank of New York Mellon will keep books for the registration and transfer of ADSs. These books will be open at all reasonable times for inspection by you, provided that you are inspecting the books for a purpose related to us or the preference share ADRs deposit agreement or the ADSs.

Reports and Other Communications

The Bank of New York Mellon will make available for your inspection any reports or communications, including any proxy material, received from us, as long as these materials are received by The Bank of New York Mellon as the holder of the deposited securities and are generally available to our shareholders. At our written request, The Bank of New York Mellon will also send copies of reports, notices and communications to you.

Fees and Expenses

The Bank of New York Mellon, as depositary, will charge any party depositing or withdrawing dollar preference shares or any party surrendering ADRs or to whom ADSs are delivered or holders of ADRs, as applicable:

For:	ADS holders must pay:
• each issuance of an ADS, including as a result of a distribution of shares or rights or other property or upon exercise of a warrant to purchase an ADS	• $5.00 or less per 100 ADSs or portion thereof
• each cancellation of an ADS, including if the preference share ADRs deposit agreement terminates	• $5.00 or less per 100 ADSs or portion thereof

•      transfer and registration of shares on our share register from your name to the name of The Bank of New York Mellon or its nominee or the custodian or its nominee when you deposit or withdraw dollar preference shares

• registration or transfer fees
• distribution of securities	• an amount equal to the fee that would have been charged for the issuance of ADSs if the securities were dollar preference shares being deposited
• conversion of foreign currency to US dollars	• expenses of The Bank of New York Mellon
• cable, telex and facsimile transmission expenses, if expressly provided in the preference share ADRs deposit agreement	• expenses of The Bank of New York Mellon
• servicing of dollar preference shares of any series or other deposited securities	• expenses of The Bank of New York Mellon
• as necessary

•     taxes and governmental charges which The Bank of New York Mellon or the custodian has to pay on any ADS or dollar preference share underlying an ADS, for example withholding taxes, stock transfer taxes or stamp duty taxes

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York Mellon may deduct the amount of any taxes owed from any payments to you. It may also restrict or refuse the transfer of your ADSs or restrict or refuse the withdrawal of your underlying deposited securities until you pay any taxes owed on your ADSs or underlying securities. It may also sell deposited securities to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York Mellon sells deposited securities, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalisations and Mergers

If we:
•	change the par or nominal value of any of the dollar preference shares;
•	reclassify, split or consolidate any of the dollar preference shares;
•	distribute securities on any of the dollar preference shares that are not distributed to you; or
•	recapitalize, reorganise, merge, amalgamate, consolidate, sell our assets or take any similar action,

then the cash, shares or other securities received by The Bank of New York Mellon will become new deposited securities under the preference share ADRs deposit agreement, and each ADS will automatically represent the right to receive a proportional interest in the new deposited securities. The Bank of New York Mellon may and will, if we ask it to, distribute some or all of the cash, dollar preference shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination of the Preference Share ADRs Deposit Agreement

How may the preference share ADRs deposit agreement be amended?

We may agree with The Bank of New York Mellon to amend the preference share ADRs deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes, governmental charges, registration fees, telecommunications charges and delivery costs or other such expenses, or prejudices any substantial existing right of ADS holders, it will only become effective thirty days after The Bank of New York Mellon notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the agreement as amended. However, no amendment will impair your right to receive the deposited securities in exchange for your ADSs.

How may the preference share ADRs deposit agreement be terminated?

The Bank of New York Mellon will terminate the preference share ADRs deposit agreement if we ask it to do so, in which case it must notify you at least 90 days before termination. The Bank of New York Mellon may also terminate the agreement after notifying you if The Bank of New York Mellon informs us that it is electing to resign, and we have not appointed a new depositary bank within 90 days.

If any ADSs remain outstanding after termination, The Bank of New York Mellon will stop registering the transfer of ADSs, will stop distributing dividends to ADS holders and will not give any further notices or do anything else under the preference share ADRs deposit agreement other than:

•	collect dividends and distributions on the deposited securities;
•	sell rights and other property offered to holders of deposited securities; and
•	deliver dollar preference shares and other deposited securities upon cancellation of ADSs.

At any time after one year after termination of the preference share ADRs deposit agreement, The Bank of New York Mellon may sell any remaining deposited securities by public or private sale. After that, The Bank of New York Mellon will hold the

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money it received on the sale, as well as any cash it is holding under the preference share ADRs deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Bank of New York Mellon’s only obligations will be to account for the money and cash. After termination, our only obligations will be with respect to indemnification of, and to pay specified amounts to, The Bank of New York Mellon.

Any amendment or termination of the preference share ADRs deposit agreement with respect to one series of ADSs will not necessarily occur concurrently with the amendment or termination of any other series of ADSs. The substitution of The Bank of New York Mellon by another depositary or the termination of the preference share ADRs deposit agreement with respect to any series of ADSs representing dollar preference shares of a series that is a component of a unit will result in the substitution of the depositary or the termination of the preference share ADRs deposit agreement with respect to all of the ADSs representing the dollar preference shares of all other series comprising the unit.

Limitations on Obligations and Liability to ADS Holders

The preference share ADRs deposit agreement expressly limits our obligations and the obligations of The Bank of New York Mellon. It also limits our liability and the liability of The Bank of New York Mellon. We and The Bank of New York Mellon:

•	are only obligated to take the actions specifically set forth in the preference share ADRs deposit agreement, without negligence or bad faith;
•

are not liable if either of them is prevented or delayed by law, any provision of our Articles of Association or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either of them exercises, or fails to exercise, discretion permitted under the agreement;
•

have no obligation to become involved in a lawsuit or proceeding related to the ADSs or the preference share ADRs deposit agreement on your behalf or on behalf of any other party unless they are indemnified to their satisfaction;

•

may rely upon any advice of or information from any legal counsel, accountants, any person depositing shares, any ADS holder or any other person whom they believe in good faith is competent to give them that advice or information; and

•

are not responsible for any failure to carry out any instructions to vote any of the ADSs, or for the manner or effect of any such vote made either with or without request, or for not exercising any right to vote, as long as such action or non-action is in good faith.

In the preference share ADRs deposit agreement, we and The Bank of New York Mellon agree to indemnify each other under specified circumstances.

Requirements for Depositary Actions

Before The Bank of New York Mellon will deliver or register the transfer of an ADS, make a distribution on an ADS, or permit withdrawal of dollar preference shares, The Bank of New York Mellon may require:

•

payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any dollar preference shares or other deposited securities, as well as the fees and expenses of The Bank of New York Mellon;

•

production of satisfactory proof of the identity of the person presenting shares for deposit or ADSs upon withdrawal and of the genuineness of any signature or other information it deems necessary; and

•	compliance with regulations which The Bank of New York Mellon may establish from time to time consistent with the preference share ADRs deposit agreement, including presentation of transfer documents.

The Bank of New York Mellon may refuse to deliver, transfer or register transfer of ADSs generally when the transfer books of The Bank of New York Mellon are closed or at any time if The Bank of New York Mellon or we think it advisable to do so.

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Pre-Release of ADSs

In certain circumstances, subject to the provisions of the preference share ADRs deposit agreement, The Bank of New York Mellon may deliver ADSs before deposit of the underlying dollar preference shares. This is called a pre-release of ADSs. The Bank of New York Mellon may also deliver dollar preference shares prior to the receipt and cancellation of pre-released ADSs (even if those ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying dollar preference shares are delivered to The Bank of New York Mellon. The Bank of New York Mellon may receive ADSs instead of the dollar preference shares to close out a pre-release. The Bank of New York Mellon may pre-release ADSs only under the following conditions:

•

before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York Mellon in writing that it or its customer, as the case may be, owns the dollar preference shares or ADSs to be deposited;

•	the pre-release must be fully collateralised with cash or collateral The Bank of New York Mellon considers appropriate; and
•	The Bank of New York Mellon must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that The Bank of New York Mellon considers appropriate. In addition, The Bank of New York Mellon will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although The Bank of New York Mellon may disregard the limit from time to time, if it thinks it is appropriate to do so.

Governing Law

The preference share ADRs deposit agreement is governed by the law of the State of New York, without regard to conflicts of law principles.

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TAXATION

This section discusses certain US federal income tax and UK tax consequences of the ownership of the dollar preference shares, preference share ADSs and debt securities by certain beneficial holders thereof. This discussion applies to you only if you qualify for benefits under the income tax convention between the United States and the United Kingdom (the “Treaty”) and are a resident of the United States for the purposes of the Treaty and are not resident or ordinarily resident in the United Kingdom for UK tax purposes at any material time (an “Eligible US Holder”). This discussion should be read in conjunction with the discussion of tax consequences to holders in the applicable prospectus supplement. To the extent there is any inconsistency in the discussion of tax consequences to holders between this prospectus and the applicable prospectus supplement, holders should rely on the tax consequences described in the applicable prospectus supplement instead of this prospectus.

You generally will be entitled to benefits under the Treaty if you are:

•	the beneficial owner of the dollar preference shares, preference share ADSs or debt securities, as applicable, and of any dividends or interest that you receive;
•

an individual resident or citizen of the United States, a US corporation, or a US partnership, estate, or trust (but only to the extent the income of the partnership, estate, or trust is subject to US taxation in the hands of a US resident person); and

•	not also a resident of the United Kingdom for UK tax purposes.

If you hold dollar preference shares, preference share ADSs or debt securities in connection with the conduct of business or the performance of personal services in the United Kingdom or otherwise in connection with a branch, agency or permanent establishment in the United Kingdom, then you will not be entitled to benefits under the Treaty. Special rules, including a limitation of benefits provision, apply in limited circumstances to dollar preference shares, preference share ADSs or debt securities owned by an investment or holding company. This section does not discuss the treatment of holders described in the preceding two sentences.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will beneficially hold dollar preference shares, preference share ADSs or debt securities as capital assets and does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, partnerships or other entities classified as partnerships for US federal income tax purposes, persons that control (directly or indirectly) 10 percent or more of our voting stock or who are otherwise connected with us for UK tax purposes, persons that elect mark-to-market treatment, persons that hold dollar preference shares, preference share ADSs or debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar. This prospectus indicates that we may issue: undated debt securities; instruments which provide for payments at other than a fixed rate (including payments determined by reference to an index or formula); instruments which allow for the cancellation or deferral of our payment obligations at our option or under certain defined circumstances; instruments which provide for payments in a currency other than the currency in which such instruments are denominated; debt securities that are issued at a discount; debt securities that are redeemable prior to maturity; preference shares that are redeemable after a certain period; and instruments that are convertible into shares or securities. Unless expressly indicated otherwise, this section does not consider the tax consequences associated with an instrument that has any, or any combination of, these features and, accordingly, the general tax consequences described below may not be applicable to persons who hold an instrument that has any one or any combination of these features. Accordingly, the following discussion should be used for general information purposes only, and you should consult the applicable prospectus supplement and your own tax advisor regarding the characterization of a particular dated debt security.

The statements regarding US and UK tax laws and administrative practices set forth below are based on laws, treaties, judicial decisions and regulatory interpretations in effect on the date of this prospectus. These laws and practices are subject to change without notice, possibly with retrospective effect. You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of dollar preference shares, preference share ADSs or debt securities in light of your particular circumstances, including the effect of any state, local or other national laws.

For purposes of the Treaty and the US Internal Revenue Code of 1986, as amended (the “Code”), beneficial owners of ADSs will be treated as owners of the underlying shares. Deposits and withdrawals of shares in exchange for ADSs will not result in the realisation of gain or loss for US federal income tax purposes.

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UK Taxation

Taxation of Debt Securities

Payments of Interest

References to “interest” in this section mean interest as understood in UK tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are issued with a redemption premium, then any such premium may constitute interest for UK tax purposes and so be treated in the manner described below.

Payments of interest on a debt security should be exempt from withholding or deduction for or on account of UK tax under the provisions of UK tax law relating to “quoted Eurobonds” provided that the debt securities are listed and continue to be listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007. The New York Stock Exchange and the London Stock Exchange are currently recognised for these purposes. Debt Securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange. Debt securities will be treated as listed on the New York Stock Exchange if they are both admitted to trading on the New York Stock Exchange and are officially listed in the United States in accordance provisions corresponding to those generally applicable in countries in the European Economic Area.

In other cases, interest would be paid after deduction of UK income tax at the rate of 20 per cent, although if you are an Eligible US Holder you should normally be eligible to recover in full any UK tax withheld from payments of interest to which you are beneficially entitled by making a claim under the Treaty. Alternatively, you may make such a claim in advance of a payment of interest whereupon HM Revenue & Customs (“HMRC”) may, if it accepts the claim, authorise subsequent payments to be made to you without withholding of UK income tax. Claims for repayment must be made within five years from the 31st January next following the UK year of assessment to which the income relates and must be accompanied by the original statement showing the amount of income tax deducted that would have been provided by us when the interest payment was made. A year of assessment runs from 6th April in one calendar year to 5th April in the following calendar year.

Payments of interest on a debt security will constitute UK source income for UK tax purposes and, as such, remain subject to UK income tax by direct assessment even if paid without deduction or withholding for or on account of any UK tax. However, interest with a UK source will not generally be chargeable to UK tax by direct assessment in the hands of an Eligible US Holder.

Provision of Information

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual or (ii) paying amounts due on redemption of any debt securities which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

Disposal (including redemption)

As an Eligible US Holder, you will not generally be liable for UK taxation on capital gains realised on the sale or other disposal or redemption or conversion of a debt security.

Taxation of Dollar Preference Shares and Preference Share ADSs

Payments of Dividends

We will not be required to make any withholding or deduction for or on account of UK tax from any dividends that we pay on dollar preference shares and preference share ADSs representing them.

Payments of dividends on dollar preference shares and preference share ADSs will constitute UK source income for UK tax purposes and, as such, remain subject to UK income tax by direct assessment even if paid without deduction or withholding for or on account of any UK tax. However, dividends with a UK source will not generally be chargeable to UK tax by direct assessment in the hands of an Eligible US Holder.

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Disposal (including redemption)

As an Eligible US Holder, you will not generally be liable for UK taxation on any capital gain realised on the disposal (including redemption) of a dollar preference share or preference share ADS.

EU Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg will instead apply a withholding system in relation to such payments. The current rate of withholding is 20% and it will be increased to 35% with effect from 1 July 2011.

The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual resident in one of those territories.

Stamp Taxes

Debt Securities. The UK stamp duty and stamp duty reserve tax treatment of debt securities will depend upon their terms and conditions and upon the circumstances pertaining to their issue; the prospectus supplement relating to any particular series of debt securities will summarise the applicable UK stamp duty and stamp duty reserve tax treatment.

Dollar Preference Shares and Preference Share ADSs. UK stamp duty or stamp duty reserve tax will normally be payable on or in respect of respectively transfers of or agreements to transfer the dollar preference shares (not being ADSs), and accordingly if you acquire or intend to acquire dollar preference shares you are advised to consult your own professional advisers in relation to UK stamp duty and stamp duty reserve tax.

Whether any UK stamp duty or stamp duty reserve tax will be payable on the issue of dollar preference shares to the custodian or depositary will depend upon the terms relating to the particular series of shares; the prospectus supplement relating to any particular series of shares will summarise the applicable UK stamp duty and stamp duty reserve tax treatment of such an issue.

In practice, no UK stamp duty should be payable on the transfer of an ADS or beneficial ownership of an ADS, provided that the ADS and any separate instrument of transfer or written agreement to transfer are executed and remain at all times outside the United Kingdom. No UK stamp duty reserve tax will be payable in respect of an agreement to transfer ADSs or beneficial ownership of ADSs.

Inheritance Tax

A dollar preference share, preference share ADS or debt security held by an individual whose domicile is determined to be the United States for purposes of the United States-United Kingdom Double Taxation Convention relating to estate and gift taxes (the “Estate Tax Treaty”) and who is not for such purposes a national of the United Kingdom will not, provided any US federal estate or gift tax chargeable has been paid, be subject to UK inheritance tax on the individual’s death or on a lifetime transfer of the dollar preference share, preference share ADS or debt security except in certain cases where the dollar preference share, preference share ADS or debt security (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a UK permanent establishment of an enterprise, or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the United Kingdom in a case where the dollar preference share, preference share ADS or debt security is subject both to UK inheritance tax and to US federal estate or gift tax.

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US Taxation

Taxation of Dated Debt Securities

US Tax Characterization

The characterization of dated debt securities for US federal income tax purposes will depend on the particular terms of those securities, and may not be entirely clear in all cases. The discussion of US federal income tax consequences in this section applies only to dated debt securities that are characterized as indebtedness (and not equity) for US federal income tax purposes. You should consult the applicable prospectus supplement and your own tax advisor regarding the characterization of a particular dated debt security for such purposes.

Payments of Interest

You will be required to include payments of interest on a dated debt security as ordinary interest income at the time that such payments accrue or are received (in accordance with your method of tax accounting).

In the case of dated debt securities denominated in a currency other than US dollars, the amount of interest income you will be required to realise if you use the cash method of accounting for tax purposes will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt, regardless of whether you convert the payment into US dollars at that time.

If you use the accrual method of accounting, you generally must translate interest income at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may elect to translate all interest income on foreign currency-denominated debt obligations at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make such an election you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting you will recognise foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Any such foreign currency gain or loss will be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income received on the dated debt securities.

Purchase, Sale, or Retirement

Your basis in a dated debt security for US federal income tax purposes generally will equal the cost of such debt security to you, increased by any amounts includible in income by you as original issue discount and reduced by any amortised premium and any payments other than qualified stated interest (as described below). In the case of a dated debt security denominated in a foreign currency, the cost of such debt security will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on the date of purchase. In the case of a dated debt security that is denominated in a foreign currency and traded on an established securities market, a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) will determine the US dollar value of the cost of such debt security by translating the amount paid at the exchange rate on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a dated debt security in respect of foreign currency-denominated original issue discount and premium will be determined in the manner described below for such adjustments. The conversion of US dollars to a foreign currency and the immediate use of that currency to purchase a dated debt security generally will not result in taxable gain or loss for an Eligible US Holder.

Upon the sale, exchange or retirement of a dated debt security, you generally will recognise gain or loss equal to the difference between the amount realised on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and your tax basis in the debt security. If you receive foreign currency in respect of the sale, exchange or retirement of a dated debt security, the amount realised generally will be the US dollar value of the foreign currency received, calculated at the exchange rate in effect at the time of the sale, exchange or retirement. In the case of a dated debt security that is denominated in a foreign currency and is traded on an established securities market, if you are a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) you will determine the US dollar value of the amount realised by translating such amount at the exchange rate on the settlement date of the sale, exchange or retirement.

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If you are an accrual basis taxpayer the special election in respect of the purchase and sale of dated debt securities traded on an established securities market discussed in the two preceding paragraphs must be applied consistently to all debt instruments that you own from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to foreign currency gain or loss (and, in the case of secondary market purchasers, with respect to market discount), any gain or loss that you recognise on the sale, exchange or retirement of a dated debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year at the time of disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. Your ability to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, any gain or loss that you recognise on the sale, exchange or retirement of a dated debt security denominated in a foreign currency generally will be treated as ordinary income or loss to the extent that such gain or loss (“exchange gain or loss”) is attributable to changes in exchange rates during the period in which you held the debt security. Such gain or loss generally will not be treated as an adjustment to interest income on the debt security.

Original Issue Discount

If you own dated debt securities issued with original issue discount you generally will be subject to the special tax accounting rules provided for such obligations by the Code. Eligible US Holders of such debt securities should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

If we issue dated debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will have “original issue discount” equal to the difference between the issue price and their stated redemption price at maturity. Throughout the remainder of this discussion, we will refer to dated debt securities bearing original issue discount as “discount securities.” The “issue price” of the dated debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers or similar persons). The stated redemption price at maturity of a discount security is the total of all payments to be made under the discount security other than “qualified stated interest.” The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a discount security at a single fixed rate of interest or based on certain indices.

In general, if you are the beneficial owner of a discount security having a maturity in excess of one year, whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on a discount security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of a discount security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the final day or on the first day of an accrual period. If you are an initial holder, the amount of original issue discount on a discount security allocable to each accrual period is determined by:

(i)

multiplying the “adjusted issue price” (as defined below) of the debt security by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of a discount security that is a floating rate debt security, both the “annual yield to maturity” and the “qualified stated interest” will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of a discount security at the beginning of any accrual period generally will be the sum of its issue price (including accrued interest, if any) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than qualified stated interest payments (if any) made with respect to such discount security in all prior accrual periods. For this purpose, all payments on a discount security (other than qualified stated interest) generally will be viewed first as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods

37

first, and then as payments of principal. The “annual yield to maturity” of a dated debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in income in respect of a discount security denominated in US dollars will be lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

You may make an irrevocable election to apply the constant yield method described above to determine the timing of inclusion in income of your entire return on a discount security (i.e., the excess of all remaining payments to be received on the discount security, including payments of qualified stated interest, over the amount you paid for such discount security).

In the case of a discount security denominated in a foreign currency, you should determine the US dollar amount includible in income as original issue discount for each accrual period by:

(i)	calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above; and
(ii)

translating the foreign currency amount so derived at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year).

Alternatively, you may translate the foreign currency amount so derived at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) provided that you have made the election described under “Payments of Interest” above. Because exchange rates may fluctuate, if you are the holder of a discount security denominated in a foreign currency you may recognise a different amount of original issue discount income in each accrual period than you would be required to recognise if you were the holder of a similar discount security denominated in US dollars. Also, as described above, exchange gain or loss will be recognised when the original issue discount is paid or when you dispose of the discount security.

If you purchase a discount security from a previous holder at a cost less than the remaining redemption amount (as defined below) of the debt security, you also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire the discount security at a price greater than its adjusted issue price, you may reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a discount security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Certain of the discount securities may provide for redemption prior to their maturity date, either at our option or at the option of the holder. Discount securities containing such features may be subject to rules that differ from the general rules discussed above. Purchasers of discount securities with such features should carefully review the applicable prospectus supplement and should consult their own tax advisors with respect to such features since the tax treatment of such discount securities will depend on their particular terms.

Taxation of Dollar Preference Shares, Preference Share ADSs and Undated Debt Securities

US Tax Characterization of Undated Securities

The characterization of undated debt securities depends on the particular terms of those securities, and may not be clear in all cases. This discussion of US federal income tax consequences in this section assumes that the undated debt securities will generally be treated as equity of the issuer (and not debt). Accordingly, payments of interest on such securities will be treated as dividends. You should consult the applicable prospectus supplement and your own tax advisor regarding the characterization of a particular undated debt security for such purposes.

Payments of Dividend

If we pay dividends (including interest on undated securities for this purpose), you must include those dividends in your income when you receive them without regard to your method of tax accounting. The dividends will be treated as foreign source income. If you receive dividend payments denominated in pounds sterling, you should determine the amount of your dividend income by converting pounds sterling into US dollars at the exchange rate in effect on the date of your (or the depositary’s, in the case of preference share ADSs) receipt of the dividend.

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Subject to certain exceptions for short-term and hedged positions, the US dollar amount of dividends (including interest on undated securities treated as equity; see “—US Tax Characterization of Undated Securities”) received by a non-corporate Eligible US Holder in respect of the dollar preference shares or preference share ADSs before January 1, 2011 will be subject to US taxation at a maximum rate of 15% if the dividends are “qualified dividends.” The dividends generally will be qualified dividends if we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company for US federal income tax purposes (a “PFIC”). Based on our audited financial statements and relevant market data, we believe that we were not a PFIC with respect to our 2008 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC in our current taxable year or in the foreseeable future.

Sale, Exchange or Retirement

You will generally recognise capital gain or loss on a sale, exchange or redemption (other than a redemption treated as a distribution) in an amount equal to the difference between the amount realised (excluding any amounts treated as dividends for US federal income tax purposes) and your tax basis in that instrument. You should consult your own tax adviser as to the US federal income tax consequences of a redemption of any redeemable shares (including dollar preference shares) or preference share ADSs. If you acquired a dollar preference share, preference share ADS or undated debt security as part of a unit comprising more than one share, preference share ADS or undated debt security, your tax basis in each component of the unit will generally be determined by allocating the purchase price for the unit between those components based on their relative fair market values at the time you acquired the unit. Such gain or loss generally will be long-term capital gain or loss if you have held the dollar preference shares, preference share ADSs or undated debt securities for more than one year at the time of disposition. The net amount of long-term capital gain realised by an individual holder generally is subject to taxation at reduced rates. A holder’s ability to offset capital losses against ordinary income is limited.

US Information Reporting and Backup Withholding

Dividends, interest and proceeds from the sale or other disposition of dollar preferred shares, preference share ADSs or debt securities that are paid in the United States or through a US-related financial intermediary may be subject to information reporting and backup withholding unless the recipient is a corporation, other exempt recipient or a taxpayer that provides an identification number and certifies that no loss of exemption from backup withholding has occurred. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup-withholding rule by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

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PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the names of any underwriters, dealers or agents involved in the sale of such securities, the principal amounts or number of securities, as the case may be, to be purchased by any such underwriters and any applicable commissions or discounts. The net proceeds to us will also be set forth in the prospectus supplement.

If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Unless otherwise set forth in the prospectus supplement with respect to the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.

Securities may also be sold through agents designated by us from time to time or directly by us. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, HSBC in the ordinary course of business.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter, dealer or agent in connection with an offering of securities will represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of securities to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State:

(a)

in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(c)

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in

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that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter, dealer or agent in connection with an offering of securities will represent and agree that:

(a)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)      it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

HSBC Securities (USA) Inc., an affiliate of ours, may be a managing underwriter, underwriter, market maker or agent in connection with any offer or sale of the securities. Each offering of the securities will be conducted in compliance with any applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers Regulation, Inc. regarding the underwriting by HSBC Securities (USA) Inc. of the securities of an affiliate. In addition, HSBC Securities (USA) Inc. may use this prospectus in connection with offers and sales related to market-making activities. HSBC Securities (USA) Inc. may act as principal or agent in any of these transactions. These sales will be made at negotiated prices related to the prevailing market prices at the time of sale.

In compliance with FINRA guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Market-Making Resales

This prospectus may be used by HSBC Securities (USA) Inc. in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal, or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Holdings plc may also engage in transactions of this kind and may use this prospectus for this purpose.

The aggregate initial offering price specified on the cover of the accompanying prospectus supplement relates to the initial offering of the securities described in the prospectus supplement. This amount does not include securities sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as securities previously issued.

HSBC Holdings plc does not expect to receive any proceeds from market-making transactions. HSBC Holdings plc does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales HSBC Holdings plc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or any agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

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Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may choose not to list a particular series of securities on a securities exchange or quotation system. We have been advised by HSBC Securities (USA) Inc. that it intends to make a market in the securities, and any underwriters to whom we sell securities for public offering or broker-dealers may also make a market in those securities. However, neither HSBC Securities (USA) Inc. nor any underwriter or broker-dealer that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus or any accompanying prospectus supplement, the terms “this offering” means the initial offering of securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, London, England, our US counsel and our English solicitors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as at December 31, 2008 and December 31, 2007 and for each of the three years ended December 31, 2008, 2007 and 2006, and management’s assessment of the effectiveness of the internal control over financial reporting as of 31 December 2008 appearing in our annual report on Form 20-F for the year ended December 31, 2008 have been incorporated by reference herein in reliance on the report of KPMG Audit Plc, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of “Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures).”

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No dealer, salesperson or any other person has been authorised to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorised by HSBC Holdings or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of HSBC Holdings since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorised or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_____________________________________

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
LIMITATIONS ON ENFORCEMENT OF US LAWS AGAINST US, OUR MANAGEMENT AND OTHERS	3
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	3
HSBC	4
USE OF PROCEEDS	5
CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF HSBC HOLDINGS PLC	6
DESCRIPTION OF SUBORDINATED DEBT SECURITIES	9
DESCRIPTION OF DOLLAR PREFERENCE SHARES	21
DESCRIPTION OF PREFERENCE SHARE ADSs	26
TAXATION	33
PLAN OF DISTRIBUTION	40
LEGAL OPINIONS	42
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42

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HSBC Holdings plc

Subordinated Debt Securities and

Non-Cumulative

Dollar-denominated Preference Shares

American Depositary Shares

PROSPECTUS

         2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Article 168.1 of the Registrant’s Articles of Association provides:

“Subject to the provisions of the 2006 Act, but without prejudice to any indemnity to which he may be otherwise entitled, every Director, alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution and/or discharge of his duties or exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office, provided that this Article 168.1 shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 168.1, or any element of it, to be treated as void under the 2006 Act.”

The relevant provisions of the Companies Act of 2006 (referred to as the Act in Article 168.1) are sections 205, 206, 232, 233, 234, 235, 236, 463 and 1157. Section 205 provides:

“(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him—(i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or (b) to enable any such director to avoid incurring such expenditure, if it is done on the following terms.

(2) The terms are—(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of— (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and (b) that it is to be so repaid or discharged not later than—(i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final—(a) if not appealed against, at the end of the period for bringing an appeal; (b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of—(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 206 provides:

“Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself—(i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (b) to enable any such director to avoid incurring such expenditure.”

Section 232 provides:

“(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence,

II-1

default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by— (a) section 233 (provision of insurance), (b) section 234 (qualifying third party indemnity provision), or (c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

Section 233 provides:

“Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

Section 234 provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director—(i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—(a) a conviction, judgment or refusal of relief becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 235 provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—(a) a conviction becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 236 provides:

II-2

“(1) This section requires disclosure in the directors’ report of—(a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision. Such provision is referred to in this section as “qualifying indemnity provision.”

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 463 provides:

“(1) The reports to which this section applies are—(a) the directors’ report, (b) the directors’ remuneration report, and (c) a summary financial statement so far as it is derived from either of those reports.

(2) A director of a company is liable to compensate the company for any loss suffered by it as a result of— (a) any untrue or misleading statement in a report to which this section applies, or (b) the omission from a report to which this section applies of anything required to be included in it.

(3) He is so liable only if—(a) he knew the statement to be untrue or misleading or was reckless as to whether it was untrue or misleading, or (b) he knew the omission to be dishonest concealment of a material fact.

(4) No person shall be subject to any liability to a person other than the company resulting from reliance, by that person or another, on information in a report to which this section applies.

(5) The reference in subsection (4) to a person being subject to a liability includes a reference to another person being entitled as against him to be granted any civil remedy or to rescind or repudiate an agreement.

(6) This section does not affect—(a) liability for a civil penalty, or (b) liability for a criminal offence.”

Section 1157 provides:

“(1) If in proceedings for negligence, default, breach of duty or breach of trust against—(a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—(a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 9. Exhibits

Number	Description
1	Form of Underwriting Agreement.*

4.1	(a) Form of Indenture relating to the dated debt securities.**
(b) Form of Indenture relating to the undated debt securities.**

4.4	Form of share warrant representing dollar preference shares in bearer form.**

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4.5	Form of share certificate representing dollar preference shares in registered form.**

4.6	(a) Form of Debt Security Deposit Agreement.**
(b) Form of preference share ADRs deposit agreement.**

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, US counsel to the Registrant.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP, English solicitors to the Registrant.

23.1	Consent of KPMG Audit plc.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.2 above).

24	Powers of attorney (included on the signature pages).

25.1	Statement of Eligibility and Qualification of The Bank of New York Mellon as Trustee on Form T-1 (for dated subordinated debt securities).

25.2	Statement of Eligibility and Qualification of The Bank of New York Mellon as Trustee on Form T-1 (for undated subordinated debt securities).

*	As previously filed with the Securities and Exchange Commission as an exhibit to HSBC Holdings plc’s Registration Statement on Form F-3 (File No. 333-135007) dated June 14, 2006.
**	As previously filed with the Securities and Exchange Commission as an exhibit to HSBC Holdings plc’s Registration Statement on Form F-3 (File No. 333-92024) dated November 25, 2002.

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the Registration Statement, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned

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Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)     The Registrant hereby undertakes that

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, HSBC Holdings plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorised, in London, England, on March 17, 2009.

HSBC HOLDINGS PLC

By:	/s/ D. J. Flint
Name: D. J. Flint, CBE Title: Group Finance Director

Know all persons by these presents that each of the undersigned constitutes and appoints each other director, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 17, 2009.

By:	/s/ S. K. Green
Name:	S. K. Green
Title:	Group Chairman
By:	/s/ M. F. Geoghegan
Name:	M. F. Geoghegan, CBE
Title:	Group Chief Executive
By:	/s/ D. J. Flint
Name:	D. J. Flint, CBE
Title:	Group Finance Director
By:	/s/ S. A. Catz
Name:	S. A. Catz
Title:	Director
By:	/s/ M. K. T. Cheung
Name:	M. K. T. Cheung
Title:	Director

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By:	/s/ V. H. C. Cheng
Name:	V. H. C. Cheng, OBE
Title:	Director
By:	/s/ J. D. Coombe
Name:	J. D. Coombe
Title:	Director
By:	/s/ J. L. Durán
Name:	J. L. Durán
Title:	Director
By:	/s/ R. A. Fairhead
Name:	R. A. Fairhead
Title:	Director
By:	/s/ A. A. Flockhart
Name:	A. A. Flockhart, CBE
Title:	Director
By:	/s/ W. K. L. Fung
Name:	W. K. L. Fung, OBE
Title:	Director
By:	/s/ S. T. Gulliver
Name:	S. T. Gulliver
Title:	Director
By:	/s/ J. W. J. Hughes-Hallett
Name:	J. W. J. Hughes-Hallett
Title:	Director
By:	/s/ W. S. H. Laidlaw
Name:	W. S. H. Laidlaw
Title:	Director
By:	/s/ J. R. Lomax
Name:	J. R. Lomax
Title:	Director
By:	/s/ Sir Mark Moody-Stuart
Name:	Sir Mark Moody-Stuart, KCMG
Title:	Director

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By:	/s/ G. Morgan
Name:	G. Morgan
Title:	Director
By:	/s/ N. R. N. Murthy
Name:	N. R. N. Murthy
Title:	Director
By:	/s/ S. M. Robertson
Name:	S. M. Robertson
Title:	Senior Independent Non-executive Director
By:
Name:	J. L. Thornton
Title:	Director
By:	/s/ Sir Brian Williamson
Name:	Sir Brian Williamson, CBE
Title:	Director
By:	/s/ Janet Burak
Name:	Janet Burak
Title:	Authorised Representative in the United States

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EXHIBIT INDEX

Number	Description
1	Form of Underwriting Agreement.*

4.1	(a) Form of Indenture relating to the dated debt securities.**
(b) Form of Indenture relating to the undated debt securities.**

4.4	Form of share warrant representing dollar preference shares in bearer form.**

4.5	Form of share certificate representing dollar preference shares in registered form.**

4.6	(a) Form of Debt Security Deposit Agreement.**
(b) Form of preference share ADRs deposit agreement.**

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, US counsel to the Registrant.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP, English solicitors to the Registrant.

23.1	Consent of KPMG Audit plc.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.2 above).

24	Powers of attorney (included on the signature pages).

25.1	Statement of Eligibility and Qualification of The Bank of New York Mellon as Trustee on Form T-1 (for dated subordinated debt securities).

25.2	Statement of Eligibility and Qualification of The Bank of New York Mellon as Trustee on Form T-1 (for undated subordinated debt securities).

*	As previously filed with the Securities and Exchange Commission as an exhibit to HSBC Holdings plc’s Registration Statement on Form F-3 (File No. 333-135007) dated June 14, 2006.
**	As previously filed with the Securities and Exchange Commission as an exhibit to HSBC Holdings plc’s Registration Statement on Form F-3 (File No. 333-92024) dated November 25, 2002.

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